Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210284

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	$230,000,000	$26,657

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement on Form F-3 (Registration No. 333-210284) filed by Scorpio Tankers Inc., effective March 18, 2016.

(2)	Includes an additional $30,000,000 of shares of common stock that the underwriters have an option to purchase, based on the offering price of $4.00 per share.

(3)	Calculated in accordance with Rule 457(r) and is made in accordance with Rule 456(b) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 18, 2016)

50,000,000 Common Shares

Scorpio Tankers Inc. is offering 50,000,000 of its common shares pursuant to this prospectus supplement. Scorpio Services Holding Limited has agreed to purchase 5,000,000 common shares at the public offering price.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “STNG.” On May 19, 2017, the last reported sale price of our common shares on the NYSE was $4.13 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” on page S-19 of this prospectus supplement, beginning on page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $4.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company(1)
Per Share	$4.00	$0.24	$3.76
Total	$200,000,000	$10,800,000	$189,200,000

(1)	The underwriters will not receive any underwriting discount and commission on the 5,000,000 common shares sold to Scorpio Services Holding Limited at the direction of the Company.

We have granted the underwriters an option for a period of 30 days to purchase up to 7,500,000 additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $12,600,000, and the total proceeds to us, before expenses, will be $217,400,000.

The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about May 30, 2017.

MORGAN STANLEY

Co-Managers

Clarksons Platou Securities	Evercore ISI	Pareto Securities	Seaport Global Securities	ABN AMRO

Prospectus Supplement dated May 24, 2017

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and the documents incorporated by reference herein and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this document and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies;

•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•	the cost of our Newbuilding Program (defined later) and the delivery and performance of our newbuilding vessels;

•	availability of financing and refinancing;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	vessels breakdowns and instances of off-hires;

•	competition within our industry;

•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

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•	delays and cost overruns in construction projects;

•	our level of indebtedness;

•	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•	availability of skilled workers and the related labor costs;

•	compliance with, and liabilities under, governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	the failure of counterparties to fully perform their contracts with us;

•	our dependence on key personnel;

•	adequacy of our insurance coverage;

•	our ability to obtain indemnities from customers;

•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares;

•	the possibility that the Proposed Merger (defined later) between us and NPTI (defined later) does not close when expected or at all because one or more conditions to the closing are not satisfied on a timely basis or at all, or that the anticipated benefits of the Proposed Merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where we and NPTI do business; the effects of competition in the markets in which we or NPTI operate; the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic and foreign operations; judicial or regulatory judgments and legal proceedings; the ability to successfully integrate the two companies; success in retaining the services of executives, key personnel and other employees that the combined company (defined later) needs to realize all of the anticipated benefits of the Proposed Merger; the risk that expected synergies and benefits of the Proposed Merger will not be realized within the expected time frame or at all; reputational risks; and other factors that may affect future results of us or NPTI, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, technological and regulatory changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions;

•	other important factors described in “Risk Factors” on page S-19 and the documents incorporated by reference in this prospectus supplement; and

•	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into each, are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently,

S-iv

there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus supplement entitled “Risk Factors.”

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SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” on page S-19 of this prospectus supplement, on page 4 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017.

When used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. “NPTI” refers to Navig8 Product Tankers Inc. and/ or one or more of its subsidiaries, as the context requires. “Navig8 Product Tankers Inc.” refers only to Navig8 Product Tankers Inc. and not its subsidiaries. References to the “combined company” are references to the combined company resulting from the Proposed Merger. The financial information included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with IFRS and NPTI’s financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with U.S. GAAP. As used in this prospectus supplement, “HMD” refers to Hyundai Mipo Dockyard Co. Ltd. of South Korea. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 7,500,000 additional common shares is not exercised.

OUR COMPANY

We provide seaborne transportation of refined petroleum products worldwide. As of May 19, 2017, our fleet consisted of 78 wholly-owned tankers (23 LR2 tankers, 14 Handymax tankers and 41 MR tankers) with a weighted average age of approximately 2.4 years, and 19 time or bareboat chartered-in tankers (nine Handymax tankers, 9 MR tankers and one LR2 tanker), which we refer to collectively as our Operating Fleet. In addition, as of the same date, we had contracts for the construction of six newbuilding MR product tankers, which we refer to as our Newbuilding Program. The vessels in our Newbuilding Program are expected to be delivered to us throughout the remainder of 2017 and first quarter of 2018. We have also entered into an agreement to sell two MR product tankers, which is expected to close in June 2017.

On May 23, 2017, we entered into definitive agreements to merge with NPTI and acquire its 27 operating eco-design product tankers, subject to certain conditions, as described below. On May 23, 2017, we entered into a definitive merger agreement, or the Merger Agreement, to acquire NPTI, including 23 of its 27 operating product tanker vessels, consisting of 8 LR1 tankers and 15 LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 and 113,000 dwt, with a weighted average age of approximately 0.9 years, which we refer to as the NPTI Merger Vessels for an aggregate consideration of 55.0 million shares of our common stock. This transaction is subject to important conditions, including the approval of the shareholders of Navig8 Product Tankers Inc. If these conditions precedent are satisfied or waived, which we cannot guarantee, we expect to close this transaction within the second or third quarter of 2017. We refer to the foregoing transaction as the Proposed Merger. See “Recent Developments—The Proposed Merger.”

In connection with the Proposed Merger, on May 23, 2017, we entered into a stock purchase and sale agreement with NPTI to acquire from NPTI certain of its subsidiaries which own four remaining vessels consisting of the LR1 tankers Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed, or the

NPTI Acquisition Vessels, for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (which is inclusive of accrued interest). We refer to this transaction as the NPTI Vessel Acquisition. The NPTI Acquisition Vessels are expected to be delivered to us prior to the closing of the Proposed Merger. If the Proposed Merger is consummated, the cash consideration transferred as part of the NPTI Acquisition Vessels is expected to remain with NPTI through closing and will form part of the balance sheet of the combined company, subject to the terms and conditions of the Merger Agreement. The consummation of the NPTI Vessel Acquisition is conditioned upon the closing of this offering of our common shares. We cannot provide assurance that the NPTI Vessel Acquisition will be completed on the terms or timeline currently contemplated, or at all. We intend to use a portion of the proceeds from this offering of our common shares to fund the purchase price of the NPTI Acquisition Vessels. Please see “Use of Proceeds.”

We refer to the NPTI Merger Vessels and the NPTI Acquisition Vessels collectively as the NPTI Vessels.

Fleet Information

The following table sets forth certain information regarding our Operating Fleet, our Newbuilding Program, the NPTI Acquisition Vessels (the acquisition of which is conditioned on, among other things, the closing of this offering) and the NPTI Merger Vessels (which we will acquire if the Proposed Merger closes) as of May 19, 2017:

Our Operating Fleet

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
	Owned vessels
1	STI Brixton	2014	38,734	1A	SHTP(1)	Handymax
2	STI Comandante	2014	38,734	1A	SHTP(1)	Handymax
3	STI Pimlico	2014	38,734	1A	Time Charter(4)	Handymax
4	STI Hackney	2014	38,734	1A	SHTP(1)	Handymax
5	STI Acton	2014	38,734	1A	SHTP(1)	Handymax
6	STI Fulham	2014	38,734	1A	SHTP(1)	Handymax
7	STI Camden	2014	38,734	1A	SHTP(1)	Handymax
8	STI Battersea	2014	38,734	1A	SHTP(1)	Handymax
9	STI Wembley	2014	38,734	1A	SHTP(1)	Handymax
10	STI Finchley	2014	38,734	1A	SHTP(1)	Handymax
11	STI Clapham	2014	38,734	1A	SHTP(1)	Handymax
12	STI Poplar	2014	38,734	1A	Time Charter(4)	Handymax
13	STI Hammersmith	2015	38,734	1A	SHTP(1)	Handymax
14	STI Rotherhithe	2015	38,734	1A	SHTP(1)	Handymax
15	STI Amber	2012	49,990	—	SMRP(2)	MR
16	STI Topaz	2012	49,990	—	SMRP(2)	MR
17	STI Ruby	2012	49,990	—	SMRP(2)	MR
18	STI Garnet	2012	49,990	—	SMRP(2)	MR
19	STI Onyx	2012	49,990	—	SMRP(2)	MR
20	STI Sapphire	2013	49,990	—	SMRP(2)(8)	MR
21	STI Emerald	2013	49,990	—	SMRP(2)(8)	MR
22	STI Fontvieille	2013	49,990	—	SMRP(2)	MR
23	STI Ville	2013	49,990	—	SMRP(2)	MR
24	STI Duchessa	2014	49,990	—	SMRP(2)	MR
25	STI Opera	2014	49,990	—	SMRP(2)	MR
26	STI Texas City	2014	49,990	—	SMRP(2)	MR
27	STI Meraux	2014	49,990	—	SMRP(2)	MR
28	STI San Antonio	2014	49,990	—	SMRP(2)	MR
29	STI Venere	2014	49,990	—	SMRP(2)	MR

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
30	STI Virtus	2014	49,990	—	SMRP(2)	MR
31	STI Aqua	2014	49,990	—	SMRP(2)	MR
32	STI Dama	2014	49,990	—	SMRP(2)	MR
33	STI Benicia	2014	49,990	—	SMRP(2)	MR
34	STI Regina	2014	49,990	—	SMRP(2)	MR
35	STI St. Charles	2014	49,990	—	SMRP(2)	MR
36	STI Mayfair	2014	49,990	—	SMRP(2)	MR
37	STI Yorkville	2014	49,990	—	SMRP(2)	MR
38	STI Milwaukee	2014	49,990	—	SMRP(2)	MR
39	STI Battery	2014	49,990	—	SMRP(2)	MR
40	STI Soho	2014	49,990	—	SMRP(2)	MR
41	STI Memphis	2014	49,995	—	SMRP(2)	MR
42	STI Tribeca	2015	49,990	—	SMRP(2)	MR
43	STI Gramercy	2015	49,990	—	SMRP(2)	MR
44	STI Bronx	2015	49,990	—	SMRP(2)	MR
45	STI Pontiac	2015	49,990	—	SMRP(2)	MR
46	STI Manhattan	2015	49,990	—	SMRP(2)	MR
47	STI Queens	2015	49,990	—	SMRP(2)	MR
48	STI Osceola	2015	49,990	—	SMRP(2)	MR
49	STI Notting Hill	2015	49,687	1B	Time Charter(5)	MR
50	STI Seneca	2015	49,990	—	SMRP(2)	MR
51	STI Westminster	2015	49,687	1B	Time Charter(5)	MR
52	STI Brooklyn	2015	49,990	—	SMRP(2)	MR
53	STI Black Hawk	2015	49,990	—	SMRP(2)	MR
54	STI Galata	2017	49,990	—	Spot(6)	MR
55	STI Bosphorus	2017	49,990	—	Spot(6)	MR
56	STI Elysees	2014	109,999	—	SLR2P(3)	LR2
57	STI Madison	2014	109,999	—	SLR2P(3)	LR2
58	STI Park	2014	109,999	—	SLR2P(3)	LR2
59	STI Orchard	2014	109,999	—	SLR2P(3)	LR2
60	STI Sloane	2014	109,999	—	SLR2P(3)	LR2
61	STI Broadway	2014	109,999	—	SLR2P(3)	LR2
62	STI Condotti	2014	109,999	—	SLR2P(3)	LR2
63	STI Rose	2015	109,999	—	Time Charter(7)	LR2
64	STI Veneto	2015	109,999	—	SLR2P(3)	LR2
65	STI Alexis	2015	109,999	—	SLR2P(3)	LR2
66	STI Winnie	2015	109,999	—	SLR2P(3)	LR2
67	STI Oxford	2015	109,999	—	SLR2P(3)	LR2
68	STI Lauren	2015	109,999	—	SLR2P(3)	LR2
69	STI Connaught	2015	109,999	—	SLR2P(3)	LR2
70	STI Spiga	2015	109,999	—	SLR2P(3)	LR2
71	STI Savile Row	2015	109,999	—	SLR2P(3)	LR2
72	STI Kingsway	2015	109,999	—	SLR2P(3)	LR2
73	STI Carnaby	2015	109,999	—	SLR2P(3)	LR2
74	STI Lombard	2015	109,999	—	SLR2P(3)	LR2
75	STI Grace	2016	109,999	—	SLR2P(3)	LR2
76	STI Jermyn	2016	109,999	—	SLR2P(3)	LR2
77	STI Selatar	2017	109,999	—	SLR2P(3)	LR2
78	STI Rambla	2017	109,999	—	SLR2P(3)	LR2

	Total owned DWT		5,121,242

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Charter type	Daily Base Rate	Expiry(9)
	Bareboat / time chartered-in vessels
79	Kraslava	2007	37,258	1B	SHTP(1)	Handymax	Time charter	$11,250	13-May-18(10)
80	Krisjanis Valdemars	2007	37,266	1B	SHTP(1)	Handymax	Time charter	$11,250	13-Mar-18(11)
81	Silent	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
82	Single	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
83	Star I	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
84	Sky	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
85	Steel	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
86	Stone I	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
87	Style	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
88	STI Beryl	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	18-Apr-25(14)
89	STI Le Rocher	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	21-Apr-25(14)
90	STI Larvotto	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	28-Apr-25(14)
91	Vukovar	2015	49,990	—	SMRP(2)	MR	Time charter	$17,034	1-May-18
92	Zefyros	2013	49,999	—	SMRP(2)	MR	Time charter	$15,800	8-Jul-17(15)
93	Gan-Trust	2013	51,561	—	SMRP(2)	MR	Time charter	$13,050	6-Jan-18(16)
94	CPO New Zealand	2011	51,717	—	SMRP(2)	MR	Time charter	$15,250	12-Sep-18(17)
95	CPO Australia	2011	51,763	—	SMRP(2)	MR	Time charter	$15,250	1-Sep-18(17)
96	Ance	2006	52,622	—	SMRP(2)	MR	Time charter	$13,500	12-Oct-17(18)
97	Densa Alligator	2013	105,708	—	SLR2P(3)	LR2	Time charter	$14,360	17-Aug-17(19)

	Total time or bareboat chartered-in DWT		902,783

Our Newbuilding Program

Newbuildings currently under construction

	Vessel Name	Yard	DWT	Vessel type
98	Hull 2603—TBN STI Leblon	HMD(20)	52,000	MR
99	Hull 2604—TBN STI La Boca	HMD(20)	52,000	MR
100	Hull 2605—TBN STI San Telmo	HMD(20)	52,000	MR
101	Hull 2606—TBN STI Donald C Trauscht	HMD(20)	52,000	MR
102	Hull 2607—TBN STI Esles II	HMD(20)	52,000	MR
103	Hull 2608—TBN STI Jardins	HMD(20)	52,000	MR

	Total newbuilding product tankers DWT		312,000

	Total Fleet DWT		6,336,025

(1)	This vessel operates in or is expected to operate in the Scorpio Handymax Tanker Pool, or SHTP. SHTP is operated by Scorpio Commercial Management, or SCM. SHTP and SCM are related parties to the Company.
(2)	This vessel operates in or is expected to operate in the Scorpio MR Pool, or SMRP. SMRP is operated by SCM. SMRP is a related party to the Company.
(3)	This vessel operates in or is expected to operate in the Scorpio LR2 Pool, or SLR2P. SLR2P is operated by SCM. SLR2P is a related party to the Company.
(4)	This vessel is currently time chartered-out to an unrelated third-party for three years at $18,000 per day. This time charter is scheduled to expire in January 2019.
(5)	This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in December 2018.
(6)	This vessel is currently employed under a short-term time charter-out agreement with an unrelated third party. This agreement is expected to expire in June 2017, following which this vessel is expected to enter the SMRP. We consider short-term time charters (less than one year) as spot market voyages.
(7)	This vessel is currently time chartered-out to an unrelated third-party for three years at $28,000 per day. This time charter is scheduled to expire in February 2019.
(8)	We have entered into an agreement to sell this vessel, which is expected to close in June 2017.
(9)	Redelivery from the charterer is plus or minus 30 days from the expiry date.
(10)	In February 2017, we entered into a new time charter-in agreement for one year at $11,250 per day effective May 2017. We have an option to extend the charter for an additional year at $13,250 per day.
(11)	In February 2017, we entered into a new time charter-in agreement for one year at $11,250 per day effective March 2017. We have an option to extend the charter for an additional year at $13,250 per day.
(12)	In December 2016, we entered into an agreement to bareboat-in this vessel, which was previously time chartered-in by the Company for $15,600 per day. The time charter-in contract was cancelled in January 2017 and replaced by the new bareboat contract at a rate of $7,500 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.
(13)	In December 2016, we entered into an agreement to bareboat-in this vessel at a rate of $6,000 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.
(14)	In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The selling price was $29.0 million and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of $4.35 million was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised, or refunded to us at the expiration of the agreement.
(15)	We have an option to extend the charter for an additional year at $17,000 per day.
(16)	We have an option to extend the charter for an additional year at $15,000 per day.
(17)	We have an option to extend the charter for an additional year at $16,000 per day.
(18)	We have an option to extend the charter for an additional year at $15,000 per day.
(19)	We have an option to extend the charter for an additional six months at $15,385 per day.
(20)	These newbuilding vessels are being constructed at HMD (Hyundai Mipo Dockyard Co. Ltd. of South Korea). Five vessels are expected to be delivered throughout the remainder of 2017 and one vessel is expected to be delivered in the first quarter of 2018.

The NPTI Vessels

The NPTI Acquisition Vessels

	VESSEL NAME	YEAR BUILT	DWT	EMPLOYMENT	VESSEL TYPE
1	Navig8 Excel	2015	74,000	LR8 Pool(1)	LR1
2	Navig8 Excelsior	2016	74,000	LR8 Pool(1)	LR1
3	Navig8 Expedite	2016	74,000	LR8 Pool(1)	LR1
4	Navig8 Exceed	2016	74,000	LR8 Pool(1)	LR1

The NPTI Merger Vessels

	VESSEL NAME	YEAR BUILT	DWT	EMPLOYMENT	VESSEL TYPE
1	Navig8 Experience	2016	74,000	LR8 Pool(1)	LR1
2	Navig8 Express	2016	74,000	LR8 Pool(1)	LR1
3	Navig8 Executive	2016	74,000	LR8 Pool(1)	LR1
4	Navig8 Excellence	2016	74,000	LR8 Pool(1)	LR1
5	Navig8 Pride	2016	74,000	LR8 Pool(1)	LR1
6	Navig8 Providence	2016	74,000	LR8 Pool(1)	LR1
7	Navig8 Precision	2016	74,000	LR8 Pool(1)	LR1
8	Navig8 Prestige	2016	74,000	LR8 Pool(1)	LR1
9	Navig8 Solidarity	2015	109,999	Alpha8 Pool(2)	LR2
10	Navig8 Stability	2016	109,999	Alpha8 Pool(2)	LR2
11	Navig8 Solace	2016	109,999	Alpha8 Pool(2)	LR2
12	Navig8 Symphony	2016	109,999	Alpha8 Pool(2)	LR2
13	Navig8 Sanctity	2016	109,999	Alpha8 Pool(2)	LR2
14	Navig8 Steadfast	2016	109,999	Alpha8 Pool(2)	LR2
15	Navig8 Supreme	2016	109,999	Alpha8 Pool(2)	LR2
16	Navig8 Grace	2016	113,000	Alpha8 Pool(2)	LR2
17	Navig8 Gallantry	2016	113,000	Alpha8 Pool(2)	LR2
18	Navig8 Guard	2016	113,000	Alpha8 Pool(2)	LR2
19	Navig8 Guide	2016	113,000	Alpha8 Pool(2)	LR2
20	Navig8 Goal	2016	113,000	Alpha8 Pool(2)	LR2
21	Navig8 Gauntlet	2017	113,000	Alpha8 Pool(2)	LR2
22	Navig8 Gladiator	2017	113,000	Alpha8 Pool(2)	LR2
23	Navig8 Gratitude	2017	113,000	Alpha8 Pool(2)	LR2

	Total NPTI DWT		2,561,993

(1)	This vessel currently operates in the LR8 Pool, which is managed by Navig8 Pool Inc. and is a related party to NPTI.
(2)	This vessel currently operates in the Alpha8 Pool, which is managed by V8 Pool Inc. and is a related party to NPTI.

Our Chartering Strategy

Generally, we operate our vessels in commercial pools, on time charters or in the spot market. It is our intention to employ, as soon as commercially practicable after the closing of each of the NPTI Vessel Acquisition and the Proposed Merger, all of the NPTI Acquisition Vessels and NPTI Merger Vessels (as applicable) in spot market-oriented tanker pools which are managed by members of the Scorpio group of companies, or the Scorpio Group. We refer to such pools collectively as the Scorpio Group Pools.

Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market. As of May 19, 2017, 92 of the vessels in our Operating Fleet operate in, or are expected to operate in, one of the Scorpio Group Pools.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases. As of May 19, 2017, five of the vessels in our Operating Fleet are employed under long-term time charters (with initial terms of one year or greater).

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in tanker rates. As of May 19, 2017, two MR product tankers that were recently delivered under our Newbuilding Program were operating directly in the spot market. These vessels are temporarily operating in the spot market prior to their expected entry into the Scorpio MR Pool.

Management of Our Fleet

Our vessels are commercially managed by Scorpio Commercial Management S.A.M., or SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, each a related party of us and a member of the Scorpio Group, pursuant to an Amended and Restated Master Agreement. The Amended and Restated Master Agreement may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions thereof. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. We expect that additional vessels we acquire in the future, including the NPTI Acquisition Vessels and NPTI Merger Vessels (as soon as commercially practicable after the closing of each of the NPTI Vessel Acquisition and the Proposed Merger (as applicable)), will also be managed under the Amended and Restated Master Agreement or on substantially similar terms.

In addition, Scorpio Services Holding Limited, or SSH, a related party of us and a member of the Scorpio Group, provides Scorpio Tankers with certain administrative services pursuant to an Amended Administrative Services Agreement, which may be terminated by us upon two years notice.

Scorpio Tankers’ arrangements with SCM, SSM and SSH are described in further detail below.

Commercial Management. SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Group Pools. When our vessels are operating in one of the Scorpio Group Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1/Panamax vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Group Pools, we pay SCM a fee of $250 per vessel per day for each LR1/Panamax and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture.

Technical Management. SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We currently pay SSM $685 per vessel per day to provide technical management services for each of our vessels. This fee is based on contracted rates that were the same as those charged to other, third party vessels managed by SSM at the time the management agreements were entered into. We expect the same fees to be applicable in respect of the NPTI Vessels.

Administrative Services. SSH’s administrative services include the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. We reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Further, SSH has agreed, on behalf of itself and other members of the Scorpio Group, that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Our Relationship with Scorpio Group and its Affiliates

We believe that one of our principal strengths is our relationship with the Scorpio Group. Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group, including SCM and SSM. Our relationship with the Scorpio Group provides access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost efficient basis. We can provide no assurance, however, that we will realize any benefits from our relationship with the Scorpio Group.

The Scorpio Group is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro, our Founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President, are members. In addition, all of our executive officers serve in similar management positions in certain other companies within the Scorpio Group, and Mr. Emanuele Lauro and Mr. Robert Bugbee, Scorpio Tankers Inc.’s Chief Executive Officer and President, respectively, and other members of our senior management have minority equity interests in SSH, a member of the Scorpio Group and the company that provides us with certain administrative services.

These responsibilities and relationships could create conflicts of interest between us, on the one hand, and SCM, SSM, SSH, or other Scorpio Group companies, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. For example, SCM and SSM, our commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio Group companies, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us and its shareholders.

Recent Developments

The Proposed Merger

On May 23, 2017, we entered into definitive agreements to merge with NPTI, and to acquire its 27 operating product tankers, subject to certain conditions, as described below.

On May 23, 2017, we entered into a Merger Agreement with Navig8 Product Tankers Inc., a Marshall Islands corporation, and STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio Tankers Inc. NPTI owns and operates 27 product tanker vessels (which are the NPTI Vessels), consisting of LR1 and LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 and 113,000 dwt in international shipping markets. Navig8 Product Tankers Inc.’s common shares trade on the Norwegian OTC under the symbol “EIGHT.”

In connection with the Proposed Merger, we agreed to acquire from NPTI certain of its subsidiaries which own the NPTI Acquisition Vessels, which are three 2016-built and one 2015-built LR1 tankers, for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt as of May 19, 2017 (which is inclusive of accrued interest), pursuant to a stock purchase and sale agreement. The NPTI Acquisition Vessels are expected to be delivered to us prior to the closing of the Proposed Merger. The consummation of the NPTI Vessel Acquisition is conditioned upon the closing of this offering of our common shares. We expect to acquire the remaining NPTI Vessels in connection with the consummation of the Proposed Merger.

Pursuant to the Merger Agreement, STI Merger Subsidiary Company Limited will merge with and into Navig8 Product Tankers Inc. through a stock-for-stock merger, and, following the Proposed Merger, Navig8 Product Tankers Inc. will continue its corporate existence under the Marshall Islands Business Corporations Act, or the BCA, as the surviving corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. The terms and conditions of the Proposed Merger are contained in the Merger Agreement, which is described in this prospectus supplement and filed as Exhibit 2.1 to our Current Report on 6-K filed with the Commission on May 23, 2017 and incorporated by reference herein. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal agreement that governs the Proposed Merger. All descriptions in this summary and elsewhere in this prospectus supplement of the terms and conditions of the Proposed Merger are qualified by reference to the Merger Agreement. In addition to shareholder approval at a special meeting of the shareholders of Navig8 Product Tankers Inc., other important conditions to the completion of the Proposed Merger exist, such as, among others, a registration statement registering the common shares to be issued in connection with the Proposed Merger having been declared effective by the Commission and no stop order having been issued by the Commission, and the successful completion of this underwritten offering. Assuming the satisfaction of all necessary conditions, we expect to complete the Proposed Merger in the second or third quarter of 2017. However, we cannot assure you when or if the Proposed Merger will occur. In addition, with effect from the consummation of the Proposed Merger, Scorpio Tankers Inc. will appoint an additional independent director to the board of directors of Scorpio Tankers Inc., who is reasonably acceptable to the board of directors of Navig8 Product Tankers Inc., such acceptance not to be unreasonably withheld, conditioned or delayed.

If the Proposed Merger is completed, the holders of Navig8 Product Tankers Inc. common shares will receive an aggregate of 55,000,000 common shares of Scorpio Tankers Inc. This does not apply to shares held by Navig8 Product Tankers Inc. shareholders, if any, who have perfected any dissenters’ rights that may be available under Marshall Islands law or Navig8 Product Tankers Inc. shares held by Navig8 Product Tankers Inc., Scorpio

Tankers Inc. or STI Merger Subsidiary Company Limited, or their respective subsidiaries. The common shares of Scorpio Tankers Inc. issued in connection with the Proposed Merger are expected to be listed on the NYSE.

We will not issue any fractional common shares. Instead, each holder of Navig8 Product Tankers Inc. common shares otherwise entitled to a fraction of a Scorpio Tankers Inc. common share will be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the average of the volume weighted average price per share of Scorpio Tankers Inc. common shares on the NYSE for the five trading days ending on and including the trading day prior to the closing date of the Proposed Merger.

In addition, at the closing of the Proposed Merger, Navig8 Product Tankers Inc. will be required to redeem all of the outstanding shares of Navig8 Product Tankers Inc. series A cumulative redeemable perpetual preferred stock, or NPTI Preferred Shares, for cash. As of May 23, 2017, there were $31.7 million in aggregate principal amount of NPTI Preferred Shares outstanding. If the Proposed Merger is completed on the terms currently agreed, then pursuant to the Statement of Designation for the NPTI Preferred Shares, such shares and all accrued but unpaid dividends thereon must be redeemed at 120% of par value, or the NPTI Preferred Share Redemption Price. We expect to use a portion of the cash proceeds raised by this offering to fund the redemption of the NPTI Preferred Shares.

Concurrently with the execution of the Merger Agreement, we entered into a voting agreement, which we refer to as the Voting Agreement, with certain Navig8 Product Tankers Inc. shareholders named therein that beneficially own an aggregate of 77% of the issued and outstanding Navig8 Product Tankers Inc. common shares. We refer to them collectively as the NPTI Holders. Pursuant to the Voting Agreement, the NPTI Holders have agreed, subject to the terms and conditions in the Voting Agreement, to vote all of their respective Navig8 Product Tankers Inc. common shares (or 30% of the issued and outstanding Navig8 Product Tankers Inc. shares if the NPTI board of directors changes its recommendation regarding the Proposed Merger) in favor of the Proposed Merger at the special meeting called for the purpose of approving the Merger Agreement. The NPTI Holders further agreed not to (i) transfer any of their respective Navig8 Product Tankers Inc. common shares except to parties that are, or become, party to the Voting Agreement, or (ii) directly or indirectly enter into any transaction constituting a short sale or similar arrangement until the consummation of the Proposed Merger or the termination of the Voting Agreement. In addition, if the Merger Agreement is terminated by Navig8 Product Tankers Inc. or Scorpio Tankers Inc. because (i) Navig8 Product Tankers Inc.’s shareholders have not approved the Merger Agreement and the transactions contemplated therein at a duly convened shareholders meeting by the relevant end date, (ii) prior to the taking of a vote to adopt the Proposed Merger, an alternative transaction has been made and has not been withdrawn, and (iii) prior to the first anniversary of the date of such termination, Navig8 Product Tankers Inc. enters into a definitive agreement with respect to any alternative transaction, then each NPTI Holder that did not vote all of its shares that are subject to the Voting Agreement in favor of the Proposed Merger shall pay to Scorpio Tankers Inc. the value of the consideration received in the alternative transaction that is in excess of the value of the consideration to be received in the Proposed Merger pursuant to the terms and conditions contained in the Voting Agreement within five business days after receipt thereof.

For more information on the Proposed Merger, please see our Report on Form 6-K filed with the Commission on May 23, 2017, which contains a detailed description of the Proposed Merger and copies of the Merger Agreement and Voting Agreement attached as exhibits thereto.

Following the closing of the NPTI Vessel Acquisition and the Proposed Merger, it is our intention to manage all of the NPTI Acquisition Vessels and the NPTI Merger Vessels, respectively, in the same manner as our vessels are managed and employ all of the NPTI Acquisition Vessels and the NPTI Merger Vessels in the Scorpio Group Pools, as soon as commercially practicable after the closing of the NPTI Vessel Acquisition and the Proposed Merger, respectively.

NPTI Employment and Vessel Operation Arrangements

As part of the Proposed Merger, we have entered into agreements with certain entities and persons related to Navig8 Product Tankers Inc. to terminate various arrangements relating to the employment of certain members of NPTI senior management, the operation of NPTI Vessels and certain pooling arrangements in exchange for aggregate cash payments of $19.5 million and the issuance of 1.5 million common shares of Scorpio Tankers Inc. (which includes termination payments to be paid under the employment arrangements of certain members of NPTI senior management).

NPTI Lender Consents

NPTI is party to loan facilities and bareboat charter arrangements with financial institutions and leasing companies. Certain of these agreements require the consent of those financial institutions and leasing companies in order to consummate the Proposed Merger, which is a “change of control” as defined under those agreements. We refer to these as “Change of Control Consents.” In addition, all of the loan facilities and bareboat charter arrangements require the consent of those financial institutions and leasing companies in order to move the NPTI Vessels into the Scorpio Group Pools, change the technical manager to managers within the Scorpio Group, rename the NPTI Vessels, add each NPTI Vessel onto our insurance policies, and put in place such other logical changes and amendments to the loan facilities and bareboat charter arrangements in order for us to be able to place the NPTI Vessels into the Scorpio Group Pools. We refer to these as “Technical Consents.”

We have been actively approaching each of the financial institutions and leasing companies in order to obtain their consent and expect to have all of such consents in place prior to the consummation of the Proposed Merger. While we have received commitments from each of NPTI’s financial institutions to provide us with the required consents, we have not received a Change of Control Consent or Technical Consent from Bank of Communications Financial Leasing Co. Ltd., or BCFL, one of NPTI’s leasing companies. To the extent we are unable to obtain the required Change of Control Consent or Technical Consent from such leasing company prior to the consummation of the Proposed Merger, we have arranged a commitment from ABN AMRO Bank N.V., or ABN AMRO, (which is described below) to refinance the bareboat charter arrangements. In addition we have not received the Technical Consents from two of NPTI’s other leasing companies. While we expect to receive these consents prior to closing the Proposed Merger, we are required to close the Proposed Merger even without these consents.

ABN AMRO Credit Facility

In connection with the Proposed Merger, we received a commitment from ABN AMRO for a credit facility consisting of a senior secured term loan facility of up to $225.0 million and a junior secured term loan facility of up to $40.0 million, or the ABN AMRO Credit Facility. This facility was put in place as a ‘back-stop’ whereby its proceeds may be used to repay outstanding indebtedness relating to nine of the NPTI Merger Vessels in the event that the financial institutions through which NPTI has outstanding borrowings relating to such vessels, do not provide the consents required to consummate the Proposed Merger.

Borrowings under this credit facility will be made available during the period from the closing date of the facility until 60 days thereafter. Availability under this senior secured term loan facility is expected to be the lower of $225.0 million and 60% of the aggregate fair market value of the respective vessels securing the loan. Availability under the junior secured term loan facility is expected to be the lower of $40.0 million and 10% of the aggregate fair market value of the respective vessels securing the loan. Borrowings under this senior secured term loan facility are expected to bear interest at a rate of LIBOR plus 2.65% per annum and borrowings under the junior secured term loan facility are expected to bear interest at a rate of LIBOR plus a weighted average margin of 4.87% per annum. In the event that borrowings are made under this facility, it will mature on the date five years from the drawdown date and the junior secured term loan facility will mature on the date 18 months from the drawdown date.

The remaining terms and conditions, including covenants, of this credit facility are expected to be similar to those in our existing credit facilities. This credit facility is subject to customary conditions precedent and the execution of definitive documentation.

Sale of Vessels

In April 2017, we reached an agreement with an unrelated third party to sell two 2013-built MR product tankers, STI Sapphire and STI Emerald, for $56.4 million in aggregate. The sales are expected to close by the end of June 2017 and we expect to record an aggregate loss of $9.3 million in connection with this transaction. On or around the closing date of these sales, we expect to repay the aggregate outstanding indebtedness relating to these vessels on our BNP Paribas Credit Facility of $27.6 million and we expect to write-off an aggregate of $0.4 million of deferred financing fees upon repayment.

Sale and Leaseback of Three Vessels

In April 2017, we executed agreements with BCFL to sell and leaseback, on a bareboat basis, three 2013-built MR product tankers, STI Beryl, STI Le Rocher and STI Larvotto. The selling price was $29.0 million per vessel and we have agreed to bareboat charter-in the vessels for a period of up to eight years for $8,800 per day per vessel. Each bareboat agreement is expected to be accounted for as an operating lease.

We have the option to purchase these vessels beginning at the end of the fifth year of the agreements through the end of the eighth year of the agreements. Additionally, a deposit of $4.35 million per vessel was retained by the buyers and will either be applied to the purchase price of the vessel if a purchase option is exercised, or refunded to us at the expiration of the agreement.

These vessel sales closed in April 2017 and as a result, we repaid all amounts outstanding under our 2011 Credit Facility of $42.2 million and recorded a $14.3 million loss on sales of vessels in April 2017.

DVB 2017 Credit Facility

In April 2017, we refinanced the outstanding indebtedness related to STI Wembley, STI Milwaukee, STI Seneca and STI Alexis by repaying an aggregate of $86.8 million on our DVB Credit Facility and drawing down an aggregate of $81.4 million from our DVB 2017 Credit Facility. The drawdown amounts and dates were as follows:

Drawdown amount (in millions of U.S. dollars)	Drawdown date	Collateral
$ 28.3	April 2017	STI Alexis
18.9	April 2017	STI Seneca
17.9	April 2017	STI Milwaukee
16.3	April 2017	STI Wembley

7.50% Senior Unsecured Notes due 2017

On March 28, 2017, we commenced a cash tender, or the Tender Offer, for our outstanding 7.50% senior unsecured notes due in October 2017, or the Senior Notes due 2017, for consideration of $25.00 per $25.00 principal amount of the Senior Notes due 2017, plus accrued and unpaid interest. The Tender Offer provided for an early tender deadline of April 11, 2017 and an expiration date of April 25, 2017. We accepted for payment an aggregate of 250,419 Senior Notes due 2017 that were validly tendered and not properly withdrawn in accordance with the terms of the Tender Offer, for an aggregate purchase price of $6.3 million (excluding accrued interest).

8.25% Senior Unsecured Notes due 2019

On March 31, 2017, we closed the issuance of $50.0 million aggregate principal amount of our 8.25% senior unsecured notes due 2019, or the Senior Notes due 2019. On April 17, 2017, we issued an additional $7.5 million aggregate principal amount of Senior Notes due 2019 in connection with the underwriters’ exercise in full of its overallotment option. The aggregate net proceeds of the Senior Notes due 2019, after estimated fees and expenses, were approximately $55.3 million.

We may redeem the Senior Notes due 2019, at our option, in whole or in part, at any time on or after December 1, 2018, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We used a portion of the net proceeds from the issuance of the Senior Notes due 2019, or the Notes Proceeds, to fund the Tender Offer and we may also use a portion of the Notes Proceeds to repay any Senior Notes due 2017 not repurchased in the Tender Offer. Any remaining Notes Proceeds are expected to be used for general corporate purposes and working capital.

Vessel Delivery and Related Debt Drawdown

In April 2017, we took delivery of STI Bosphorus, an MR product tanker that was under construction by HMD. As part of this delivery, we drew down $20.4 million from our 2017 Credit Facility to partially finance the purchase of this vessel.

Dividend Declaration

On April 26, 2017, our board of directors declared a quarterly cash dividend of $0.01 per share, payable on or about June 14, 2017 to all shareholders as of May 11, 2017.

Convertible Senior Notes due 2019

On May 11, 2017, the conversion rate of our convertible senior notes due 2019, or the Convertible Notes, was adjusted to reflect a cash dividend with respect to our common shares. The new conversion rate for the Convertible Notes was adjusted to 98.1588 of our common shares per $1,000 principal amount of the Convertibles Notes, representing an increase of the prior conversion rate of 0.2272 shares per $1,000 principal amount of the Convertible Notes.

Unaudited Results for the Three Months Ended March 31, 2017—Scorpio Tankers

The table below sets forth our unaudited statement of profit or loss for the three months ended March 31, 2017 and 2016 and summary balance sheet data as of March 31, 2017 and December 31, 2016, which have been prepared in accordance with IFRS. The interim financial data is not necessarily indicative of future results.

	For the three months ended March 31,
In thousands of U.S. dollars except per share and share data	2017	2016
Revenue
Vessel revenue	$122,801	$165,128
Operating expenses
Vessel operating costs	(48,148)	(48,035)
Voyage expenses	(2,532)	(356)
Charterhire	(19,431)	(15,645)
Depreciation	(30,502)	(30,204)
General and administrative expenses	(11,910)	(17,017)
Loss on sale of vessels and write down of vessels held for sale	—	(2,215)

Total operating expenses	(112,523)	(113,472)

Operating income	10,278	51,656

Other (expense) and income, net
Financial expenses	(21,664)	(25,221)
Realized loss on derivative financial instruments	(116)	—
Unrealized gain on derivative financial instruments	—	1,002
Financial income	52	615
Other expenses, net	(83)	(21)

Total other expense, net	(21,811)	(23,625)

Net (loss) / income	$(11,533)	$28,031

(Loss) / earnings per share
Basic	$(0.07)	$0.17
Diluted	$(0.07)	$0.17
Basic weighted average shares outstanding	162,711,256	160,471,857
Diluted weighted average shares outstanding(1)	162,711,256	165,680,353

(1)	The dilutive effect of (i) unvested shares of restricted stock and (ii) the potentially dilutive securities relating to our Convertible Notes were excluded from the computation of diluted earnings per share for the three months ended March 31, 2017 because their effect would have been anti-dilutive. Weighted average shares under the if-converted method (which includes the potential dilutive effect of both the unvested shares of restricted stock and our Convertible Notes) were 201,397,805 for the three months ended March 31, 2017.

Summary balance sheet data

	March 31, 2017	December 31, 2016
In thousands of U.S. dollars	(unaudited)
Balance sheet data
Cash and cash equivalents	$129,459	$99,887
Vessels and drydock	3,025,031	2,913,254
Vessels under construction	84,067	137,917
Total assets	3,319,044	3,230,187
Current and non-current debt(1)	1,973,633	1,882,681
Shareholders’ equity	1,308,210	1,315,200

(1)	Current and non-current debt as of March 31, 2017 and December 31, 2016 is shown net of deferred financing fees of $39.7 million and $37.4 million, respectively.

The table below sets forth certain other operating data for the three months ended March 31, 2017 and 2016.

	For the three months ended March 31,
Time charter equivalent per day(1)	2017	2016
LR2 Vessels	$16,543	$27,383
LR1 Vessels	13,545	25,078
MR Vessels	13,429	18,525
Handymax Vessels	14,497	15,989

(1)	Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE, per day, which is calculated by subtracting voyage expenses, including bunkers and port charges, from vessel revenue and dividing the net amount (time charter equivalent revenues) by the number of revenue days in the period. Revenue days are the number of days the vessel is owned less the number of days the vessel is off-hire for drydock and repairs.

Unaudited Results for the Three Months Ended March 31, 2017—NPTI

The table below sets forth the unaudited statement of profit or loss for the three months ended March 31, 2017 and 2016 and summary balance sheet data as of March 31, 2017 and December 31, 2016 for NPTI, which have been prepared in accordance with U.S. GAAP. The interim financial data is not necessarily indicative of future results.

	For the three months ended March 31,
In thousands of U.S. dollars except per share and share data	2017	2016
Vessel revenue (includes related party revenue of $38,199: 2016: $22,942)	$38,250	$22,942

Total operating revenue	38,250	22,942

Vessel expenses (includes related party expenses of $976; 2016: $311)	(14,039)	(9,603)
Depreciation	(11,626)	(3,180)
General and administrative expenses (includes related party expenses of $549; 2016: $491)	(2,200)	(1,830)

Total operating expenses	(27,865)	(14,613)
Net operating income	10,385	8,329

	For the three months ended March 31,
In thousands of U.S. dollars except per share and share data	2017	2016
Financial items
Interest income	19	5
Interest expense and finance costs	(11,371)	(2,527)
Other financial items	(169)	8

Net financial items	(11,521)	(2,514)

Total income / (loss) before tax	(1,136)	5,815
Income tax	(23)	(16)

Net income / (loss)	$(1,159)	$5,799

Earnings per common share:
Basic(1)	$(0.04)	$0.15
Diluted(1)	$(0.04)	$0.15
Basic weighted average shares outstanding (in thousands)	46,973	39,846
Diluted weighted average shares outstanding (in thousands)	46,973	39,927

(1)	The computation of earnings per share is based on distributable net (loss)/income and the weighted average number of shares outstanding during the year. Distributable net loss for the three months ended March 31, 2017 was $1.9 million, which consists of the net loss of $1.2 million and cumulative undeclared dividends on preferred stock of $0.8 million.

Summary balance sheet data

	March 31, 2017	December 31, 2016
In thousands of U.S. dollars	(unaudited)
Balance sheet data
Cash and cash equivalents	$21,269	$34,276
Vessels, net	1,257,520	1,169,121
Vessels under construction	20,865	56,542
Total assets	1,359,495	1,316,311
Current and non-current debt(1)	887,905	843,060
Shareholders’ equity	443,465	444,521

(1)	Current and non-current debt as of March 31, 2017 and December 31, 2016 is shown net of unamortized debt issuance costs of $30.7 million and $30.6 million, respectively.

The table below sets forth certain of NPTI’s other operating data for the three months ended March 31, 2017 and 2016.

	For the three months ended March 31, 2017		For the three months ended March 31, 2016
(in $ millions, except per day data measured in U.S. dollars)	LR1 vessels	LR2 vessels	LR1 vessels	LR2 vessels	Chartered in Vessels
Net Vessel Revenue*	$15.6	$22.5	7.0	8.4	7.6
Add back: Pool commissions	1.1	0.8	0.2	0.3	0.2
Gross Time Charter Revenue	16.7	23.3	7.2	8.8	7.8
Total Operating Days(1)	1,080	1,226	312	300	273
Average TCE per day(2)	15,429	18,972	22,949	29,185	28,515

(1)	Total operating days is defined as the total days NPTI’s vessels were in its possession for the relevant period, net of any off-hire days (scheduled and unscheduled), including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(2)	Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE, per day. Average Distributed Gross TCE in $ /day is defined as the average TCE revenue calculated as the gross time charter and vessel revenues less voyage expenses (including bunkers and port charges but excluding pool commission).
*	Vessel revenue for the three months ended March 31, 2017 of $38.2 million (2016: $22.9 million) comprised of net vessel revenue of $38.1 million (2016: $23.0 million) and a net gain on Pool Management Revenue Share Rights Agreement of $0.1 million (2016: net loss of $0.1 million).

THE OFFERING

The Issuer	Scorpio Tankers Inc., a Marshall Islands corporation

Common Shares Presently Outstanding	174,629,755(1)

Common Shares to be Offered by Scorpio Tankers Inc.	50,000,000 (or 57,500,000 common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)

Common Shares to be Outstanding Immediately After This Offering	224,629,755 (or 232,129,755 common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)(2)

NYSE Symbol	“STNG”

Use of Proceeds

We estimate that we will receive net proceeds of approximately $188.7 million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $216.9 million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use approximately $64.2 million of the net proceeds of this offering of our common shares to provide cash to further strengthen the balance sheet and enhance liquidity, approximately $82.3 million for the payment of costs related to the Proposed Merger, including our payment of the NPTI Preferred Share Redemption Price in connection with the redemption of the NPTI Preferred Shares at the closing of the Proposed Merger, approximately $42.2 million to fund the purchase price of the NPTI Acquisition Vessels, and the remainder, if any, for general corporate purposes.

Risk Factors

Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” on page S-19 of this prospectus supplement, beginning on page 4 of the accompanying base prospectus in our Registration Statement on Form F-3, effective March 18, 2016, in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	Excludes 49,980,592 shares held as treasury shares.
(2)	Excludes 55,000,000 common shares which will be issued as merger consideration if the Proposed Merger closes upon the satisfaction or waiver of the conditions set forth in the Merger Agreement.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to the Proposed Merger and the NPTI Vessel Acquisition

The announcement and pendency of the Proposed Merger could adversely affect each of Scorpio Tankers’ and NPTI’s business, results of operations and financial condition.

The announcement and pendency of the Proposed Merger could cause disruptions in and create uncertainty surrounding Scorpio Tankers’ and NPTI’s business, including affecting Scorpio Tankers’ and NPTI’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Scorpio Tankers’ or NPTI’s business, results of operations and financial condition, regardless of whether the Proposed Merger is completed. In particular, Scorpio Tankers and NPTI could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the Proposed Merger. Scorpio Tankers and NPTI could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of Scorpio Tankers and NPTI has expended, and continues to expend, significant management resources in an effort to complete the Proposed Merger, which are being diverted from Scorpio Tankers’ and NPTI’s day-to-day operations.

If the Proposed Merger is not completed, Scorpio Tankers Inc.’s stock price may fall to the extent that the current price of Scorpio Tankers Inc.’s common shares reflect a market assumption that the Proposed Merger will be completed. In addition, the failure to complete the Proposed Merger may result in negative publicity or a negative impression of Scorpio Tankers in the investment community and may affect Scorpio Tankers’ relationship with employees, customers, suppliers and other partners in the business community.

There is no assurance when or if the Proposed Merger will be completed.

The completion of the Proposed Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the approval of the shareholders of Navig8 Product Tankers Inc., a registration statement registering the common shares to be issued in connection with the Proposed Merger having been declared effective by the Commission and no stop order having been issued by the Commission and the successful completion of this underwritten offering. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Proposed Merger.

Each party’s obligation to complete the Proposed Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Merger Agreement.

As a result of these conditions, we cannot provide assurance that the Proposed Merger will be completed on the terms or timeline currently contemplated, or at all.

There is no assurance when or if the NPTI Vessel Acquisition will be completed.

Our acquisition of the NPTI Acquisition Vessels is subject to the satisfaction or waiver of a number of important conditions precedent, as set forth in the stock purchase and sale agreement governing our acquisition of certain subsidiaries of NPTI which own the NPTI Acquisition Vessels, including, among other things, the successful completion of this offering and an amendment of the existing loan secured by these vessels permitting us to assume the indebtedness thereunder. As a result of these conditions, we cannot provide assurance that the NPTI Vessel Acquisition will be completed on the terms or timeline currently contemplated, or at all.

The combined company may not realize all of the anticipated benefits of the Proposed Merger.

Scorpio Tankers believes that the Proposed Merger will provide benefits to the combined company as described elsewhere in this prospectus supplement. However, there is a risk that some or all of the expected benefits of the Proposed Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of Scorpio Tankers, including but not limited to the strength or weakness of the economy and competitive factors in the areas where Scorpio Tankers and NPTI do business, the effects of competition in the markets in which Scorpio Tankers or NPTI operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic and foreign operations. The challenge of coordinating previously separate businesses makes evaluating the business and future financial prospects of the combined company following the Proposed Merger difficult. Scorpio Tankers and NPTI have operated and, until completion of the Proposed Merger, will continue to operate, independently. The success of the Proposed Merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues or dividends due to the full or partial loss of clients. The past financial performance of each of Scorpio Tankers and NPTI may not be indicative of their future financial performance. Realization of the anticipated benefits in the Proposed Merger will depend, in part, on the combined company’s ability to successfully integrate Scorpio Tankers’ and NPTI’s businesses. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the Proposed Merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the Proposed Merger. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the Proposed Merger may impact the financial performance of the combined company, the price of Scorpio Tankers Inc.’s common shares and the ability of Scorpio Tankers Inc. to pay dividends on its common shares. The declaration of dividends by Scorpio Tankers Inc. will be at the discretion of its board of directors.

Scorpio Tankers and NPTI will incur substantial transaction fees and costs in connection with the Proposed Merger and related NPTI Vessel Acquisition.

Scorpio Tankers and NPTI have incurred and expect to incur additional material non-recurring expenses in connection with the Proposed Merger and completion of the transactions contemplated by the Merger Agreement, including costs relating to compensation change in control payments, the redemption of all outstanding NPTI Preferred Shares and the NPTI Vessel Acquisition. Scorpio Tankers and NPTI have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Proposed Merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Scorpio Tankers and NPTI after completion of the Proposed Merger. Even if the Proposed Merger is not completed, Scorpio Tankers and NPTI will need to pay certain costs relating to the Proposed Merger incurred prior to the date the Proposed Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on Scorpio Tankers’ and/or the combined company’s future results of operations, cash flows and financial condition.

Scorpio Tankers and NPTI may be unsuccessful in obtaining the consent from certain of NPTI’s lenders, with respect to the consummation of the Proposed Merger.

Consummation of the transactions contemplated under the Merger Agreement constitute, among other things, a “change of control” under certain of NPTI’s outstanding financing arrangements. Scorpio Tankers and NPTI have obtained the consent to consummate such transactions from the applicable NPTI financing counterparties other than a sale and leaseback arrangement provided by BCFL relating to Navig8 Solidarity, Navig8 Solace and Navig8 Stability. In the event that the Company is unable to obtain a consent from BCFL, the $112.4 million outstanding thereunder together with a pre-payment penalty of $11.2 million would be due and payable upon the closing of the acquisition. As described above, the Company has obtained a commitment, subject to customary conditions, from ABN AMRO to provide financing in the event that certain financial institutions through which NPTI has outstanding borrowings do not provide the consents required to consummate the Proposed Merger. Of the total amounts available under the ABN AMRO Credit Facility, up to $92.8 million is expected to be available to finance the aforementioned vessels under the BCFL sale and leaseback arrangement. The remaining $30.8 million required to refinance this facility would be funded from the net proceeds of this offering. While based on preliminary discussions with BCFL the Company believes that it will be successful in obtaining their consent to the acquisition, there can be no assurance that such consent will be obtained on acceptable terms or at all.

Significant demands will be placed on Scorpio Tankers as a result of the Proposed Merger.

As a result of the pursuit and completion of the Proposed Merger, significant demands will be placed on the managerial, operational and financial personnel and systems of Scorpio Tankers. Scorpio Tankers cannot assure you that their systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the Proposed Merger. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the Proposed Merger.

The unaudited pro forma condensed consolidated financial information of Scorpio Tankers and NPTI is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the Proposed Merger.

The unaudited pro forma condensed consolidated financial information included in this prospectus supplement has been prepared using the consolidated historical financial statements of Scorpio Tankers and NPTI, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the Proposed Merger. In addition, the pro forma combined financial information included in this prospectus supplement is based in part on certain assumptions regarding the Proposed Merger. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the Proposed Merger. Accordingly, the historical and pro forma financial information included in this prospectus supplement does not necessarily represent the combined company’s results of operations and financial condition had Scorpio Tankers and NPTI operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the Proposed Merger. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the pro forma financial information contained in this prospectus supplement, Scorpio Tankers has given effect to, among other items, the completion of the Proposed Merger, the payment of the Proposed Merger consideration and estimated transaction costs. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Scorpio Tankers and NPTI in connection with the Proposed Merger. For more information, see the section “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Scorpio Tankers will assume the existing indebtedness of NPTI if the Proposed Merger is completed, which may impose additional operating and financial restrictions on Scorpio Tankers (beyond those that currently exist) which, together with the resulting debt services obligations, could significantly limit the combined company’s ability to execute its business strategy, and increase the risk of default under its debt obligations once the Proposed Merger is completed.

As of May 19, 2017, Scorpio Tankers intends to assume existing indebtedness (inclusive of obligations under sale and leaseback arrangements) in an aggregate amount of approximately $938.1 million in connection with the Proposed Merger, including the NPTI Vessel Acquisition. Scorpio Tankers’ current secured credit facilities require it to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in Scorpio Tankers’ fleet.

Because some of the ratios and covenants are dependent on the market value of vessels, should charter rates or vessel values materially decline in the future, the combined company may be required to take action to reduce its debt or to act in a manner contrary to its business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond the combined company’s control, including changes in the economic and business conditions in the shipping markets in which the combined company will operate, may affect its ability to comply with these covenants. No assurance can be provided that the combined company will meet these ratios or satisfy its financial or other covenants or that its lenders will waive any failure to do so.

These financial and other covenants may adversely affect the combined company’s ability to finance future operations or limit its ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict the combined company’s flexibility in planning for changes in its business and the industry and make it more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or the combined company’s inability to maintain the required financial ratios under, its credit facilities would prevent it from borrowing additional money under its credit facilities and could result in a default under its credit facilities. If a default occurs under the combined company’s credit facilities, the lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of the combined company’s assets. Furthermore, the combined company’s debt agreements contain cross-default provisions that may be triggered if it defaults under the terms of any one of its financing agreements. In the event of default by the combined company under one of its debt agreements, the lenders under its other debt agreements could determine that the combined company is in default under its other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including the combined company’s vessels, even if the combined company were to subsequently cure such default. In the event of such acceleration or foreclosure, the combined company might not have sufficient funds or other assets to satisfy all of its obligations, which would have a material adverse effect on its business, results of operations and financial condition.

Following the completion of the Proposed Merger, the combined company’s ability to meet its cash requirements, including the combined company’s debt service obligations, will be dependent upon its operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting its operations, many of which are or may be beyond the combined company’s control. The combined company cannot provide assurance that its business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If the combined company’s operating results, cash flow or capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt and other obligations. If the combined company is unable to service its debt, it could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance its debt or seek additional equity capital, and the combined company may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow the combined company to service its debt obligations or may have an adverse impact on its business. The combined company’s debt agreements may limit its ability to take certain of these actions. The combined company’s failure to generate sufficient operating cash flow to pay its debts or to successfully undertake any of these actions could have a material adverse effect on the combined company. These risks may be increased as a result of the increased amount of indebtedness of the combined company following the completion of the Proposed Merger.

In addition, the degree to which the combined company may be leveraged as a result of the indebtedness assumed in connection with the Proposed Merger or otherwise could materially and adversely affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make the combined company more vulnerable to general adverse economic, regulatory and industry conditions, could limit its flexibility in planning for, or reacting to, changes and opportunities in the markets in which it competes.

Resales of Scorpio Tankers Inc. common shares following the Proposed Merger may cause the market value of Scorpio Tankers Inc.’s common shares to decline.

Pursuant to the terms of the Merger Agreement, Scorpio Tankers Inc. will issue 55,000,000 Scorpio Tankers Inc. common shares at the effective time of the Proposed Merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Scorpio Tankers Inc. common shares. The increase in the number of Scorpio Tankers Inc. common shares may lead to sales of such Scorpio Tankers Inc. common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Scorpio Tankers Inc.’s common shares.

The market value of Scorpio Tankers Inc. common shares may decline as a result of the Proposed Merger.

The market value of Scorpio Tankers Inc.’s common shares may decline as a result of the Proposed Merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Scorpio Tankers’ and NPTI’s businesses are not realized or if the transaction costs related to the Proposed Merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the Proposed Merger as rapidly or to the extent anticipated by the market or if the effect of the Proposed Merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands and a substantial portion of its assets will continue to be, and many of its directors and officers will continue to reside, outside of the United States after the Proposed Merger and as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in the Marshall Islands.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands. After the Proposed Merger, substantially all of the combined company’s assets will be located outside the United States, and all, except for Messrs. Robert Bugbee, Cameron Mackey, Brian Lee and Reidar Brekke, of the combined company’s directors and executive officers will reside outside the United States. In addition, all of the experts named in this prospectus supplement reside outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of the combined company and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in the Marshall Islands by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder, such as where its stock is “primarily and regularly” traded on an established securities market located in the United States or a qualified foreign country. Scorpio Tankers Inc. believes that it qualified for this exemption from tax under Section 883 of the Code. Although Scorpio Tankers Inc. expects to qualify for exemption from U.S. taxation under Section 883 of the Code after the Proposed Merger, there is no assurance that we will continue to qualify for this tax exemption in the future. For a more comprehensive discussion of our qualification for the exemption under Section 883 of the Code and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, under the heading “Taxation—United States Federal Income Tax Considerations.”

We may be treated as a “passive foreign investment company”, which could have adverse United States federal income tax consequences to United States shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes cash distributions, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” For purposes of applying these tests to Scorpio Tankers Inc., Scorpio Tankers Inc. is treated, in proportion to its shareholding in a subsidiary in which it owns 25% or more of the stock in such subsidiary, as owning the assets of and deriving the income of such subsidiary, including, after the Proposed Merger, NPTI. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Based on our current operations and future projections, we do not believe that we have been, are, nor do we expect to become, a PFIC with respect to any taxable year. It is nonetheless possible that, contrary to our expectations, we could be a PFIC with respect to a future taxable year. For a more comprehensive discussion of the application of the PFIC rules to us and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, under the heading “Taxation—United States Federal Income Tax Considerations.”

Risks Relating to our Common Shares

The price of our common shares after this offering may be volatile.

The price of our common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the crude tanker and product tanker industries;

•	market conditions in the crude tanker and product tanker industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information of the combined company is presented to illustrate the proposed combination of Scorpio Tankers, and NPTI, which was announced on May 23, 2017, in addition to the successful completion of this offering whereby we have assumed, for illustrative purposes of the pro forma balance sheet, that Scorpio Tankers Inc. will issue 50 million common shares. On May 23, 2017, we entered into a Merger Agreement with Navig8 Product Tankers Inc., and STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio Tankers Inc., pursuant to which STI Merger Subsidiary Company Limited will merge with and into Navig8 Product Tankers Inc., and Navig8 Product Tankers Inc. will continue its corporate existence as the surviving corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 are based upon, derived from, and should be read in conjunction with the historical audited financial statements of Scorpio Tankers which are available in Scorpio Tankers Inc.’s Form 20-F for the year ended December 31, 2016, and incorporated by reference in this prospectus supplement and the historical audited financial statements of NPTI for the year ended December 31, 2016, incorporated by reference into Scorpio Tankers Inc.’s report on Form 6-K, furnished to the Commission on May 23, 2017. Scorpio Tankers’ historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. NPTI’s historical audited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. For purposes of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise. Neither the reconciliation to IFRS nor the resulting pro forma financial information have been audited.

The accompanying unaudited pro forma condensed combined financial information give effect to adjustments that are (i) directly attributable to the combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statement of operations, are expected to have a continuing impact on the consolidated results. The unaudited condensed combined balance sheet gives effect to the combination as if it occurred on December 31, 2016 and the unaudited condensed combined statement of operations give effect to the combination as if it happened on January 1, 2016.

The combination of Scorpio Tankers and NPTI will be accounted for as a business combination using the acquisition method of accounting under the provisions of International Financial Reporting Standard 3, “Business Combinations”, or IFRS 3, with Scorpio Tankers selected as the accounting acquirer under this guidance. Refer to Note 3 for further details surrounding the combination.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under IFRS 3, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Certain current market based assumptions were used which will be updated in purchase accounting upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary review of U.S. GAAP to IFRS differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management will conduct a final review. As a result of that review, management may identify further differences that, when finalized, could have a material impact on this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the Commission and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or operating synergies, which may be realized subsequent to the combination or the impact of any non-recurring activity and one-time transaction-related or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

Subsequent to the effective date of the Proposed Merger, any transactions occurring between Scorpio Tankers and NPTI will be considered intercompany transactions and eliminated. Scorpio Tankers and NPTI did not have any previous relationship that could be considered as intercompany transactions as of December 31, 2016. Therefore, no eliminations have been made in the unaudited pro forma financial information.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the above referenced historical audited consolidated financial statements of both Scorpio Tankers and NPTI and management’s discussion and analysis of financial condition and results of operations of NPTI.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

In thousands of U.S. dollars	Historical Scorpio Tankers December 31, 2016	Historical NPTI U.S. GAAP December 31, 2016	Pro Forma Adjustments	Notes 4(B)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$99,887	$34,276	$148,446	(1	), (2)	$282,609
Accounts receivable	42,329	19,574	—			61,903
Prepaid expenses and other current assets	9,067	2,891	5,103	(3)		17,061
Related party prepaid expenses and other assets	—	5,103	(5,103)	(3)		—
Derivative financial instruments	116	—	—			116
Inventories	6,122	2,986	—			9,108

Total current assets	157,521	64,830	148,446			370,797

Non-current assets
Restricted cash	—	9,380	—			9,380
Vessels and drydock	2,913,254	1,169,121	(167,870)	(1	), (2)	3,914,505
Vessels under construction	137,917	56,542	(11,043)	(2)		183,416
Other assets	21,495	16,438	(2,638)	(2)		35,295
Goodwill	—	—	18,094	(2)		18,094

Total non-current assets	3,072,666	1,251,481	(163,457)			4,160,690

Total assets	$3,230,187	$1,316,311	$(15,011)			$4,531,487

Current liabilities
Current portion of long-term debt	353,012	79,120	(889)	(1	), (2)	431,243
Accounts payable	9,282	—	891	(3)		10,173
Accrued expenses	23,024	—	49,467	(2	), (3)	72,491
Accounts payable and accrued expenses	—	4,506	(4,506)	(3)		—
Related party payable and accrued expenses	—	2,113	(2,113)	(3)		—

Total current liabilities	385,318	85,739	42,850			513,907

Non-current liabilities
Long-term debt	1,529,669	763,940	21,622	(1	), (2)	2,315,231
Other non-current liabilities	—	1,497	(1,497)	(2)		—

Total non-current liabilities	1,529,669	765,437	20,125			2,315,231

Total liabilities	1,914,987	851,176	62,975			2,829,138

Redeemable preferred stock	—	20,614	(20,614)	(2)		—
Shareholders’ equity
Issued, authorized and fully paid-in share capital:
Share capital	2,247	469	596	(1	), (2)	3,312
Additional paid-in capital	1,756,769	424,219	(4,939)	(1	), (2)	2,176,049
Treasury shares	(443,816)	—	—			(443,816)
Retained earnings / (accumulated deficit)	—	19,833	(53,029)	(2)		(33,196)

Total shareholders’ equity	1,315,200	444,521	(57,372)			1,702,349

Total liabilities and shareholders’ equity	$3,230,187	$1,316,311	$(15,011)			$4,531,487

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

	Historical Scorpio Tankers December 31, 2016	Historical NPTI December 31, 2016	Pro Forma Adjustments	Notes 5(B)	Pro Forma Combined
In thousands of U.S. dollars except per share and share data
Revenue
Vessel revenue	$522,747	$108,201	$162	(1)	$631,110
Operating expenses
Vessel operating costs	(187,120)	(46,711)	13,822	(2)	(220,009)
Voyage expenses	(1,578)	—	—		(1,578)
Charterhire	(78,862)	—	(13,822)	(2)	(92,684)
Depreciation	(121,461)	(28,175)	4,976	(1)	(144,660)
General and administrative expenses	(54,899)	(8,268)	—		(63,167)
Loss on sales of vessels	(2,078)	—	—		(2,078)

Total operating expenses	(445,998)	(83,154)	4,976		(524,176)

Operating income	76,749	25,047	5,138		106,934

Other (expense) and income, net
Financial expenses	(104,048)	(30,209)	643	(1)	(133,614)
Unrealized gain on derivative financial instruments	1,371	—	—		1,371
Financial income	1,213	51	—		1,264
Other income (expenses), net	(188)	13	—		(175)

Total other expense, net	(101,652)	(30,145)	643		(131,154)

Net loss before tax	$(24,903)	$(5,098)	$5,781		$(24,220)

Income tax	—	(74)	—		(74)

Net loss	$(24,903)	$(5,172)	$5,781		$(24,294)

Basic weighted average shares outstanding	161,118,654		106,500,000		267,618,654
Diluted weighted average shares outstanding	161,118,654		106,500,000		267,618,654
Basic and diluted loss per share	$(0.15)				$(0.09)

1. Description of Transaction

As described more fully elsewhere in this prospectus supplement, on May 23, 2017, Scorpio Tankers Inc., STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio Tankers Inc. and Navig8 Product Tankers Inc. entered into the Merger Agreement, pursuant to which STI Merger Subsidiary Company Limited will merge with and into Navig8 Product Tankers Inc., and, Navig8 Product Tankers Inc. will continue its corporate existence as the surviving corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. As a result of the Proposed Merger, the combined company is expected to become one of the world’s leading product tanker companies with a modern fleet of 105 owned or finance leased and 19 time or bareboat chartered-in product tankers, in addition to six product tankers currently under construction. The Proposed Merger is subject to approval by the shareholders of Navig8 Product Tankers Inc. at a special meeting called for that purpose, and the Proposed Merger is expected to close in the second or third quarter of 2017. Completion of the Proposed Merger is also subject to the execution of certain definitive documents, customary closing conditions and regulatory approvals.

Shareholders of Navig8 Product Tankers Inc. at the time the Proposed Merger is completed will receive shares in Scorpio Tankers Inc. as merger consideration. Pursuant to the Merger Agreement, Scorpio Tankers Inc. will issue 55 million shares to shareholders of Navig8 Product Tankers Inc. as merger consideration, which gives Navig8 Product Tankers Inc. shareholders the right to receive effectively 1.18 shares in Scorpio Tankers Inc. for each share held in Navig8 Product Tankers Inc. Upon the effectiveness of the Proposed Merger, existing shareholders in Scorpio Tankers Inc. and Navig8 Product Tankers Inc. will own approximately 76% and 24%, respectively, of the combined company.

The Proposed Merger values the entire issued share capital of Navig8 Product Tankers Inc. at approximately $227.2 million at a closing share price of $4.13 on May 19, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information). The value of the consideration that Navig8 Product Tankers Inc.’s shareholders will receive when the Proposed Merger is completed will ultimately be based on the closing date share price of Scorpio Tankers Inc.’s common shares on the closing date of the Proposed Merger, and could materially change.

Scorpio Tankers Inc.’s common shares are currently listed for trading on the NYSE and Navig8 Product Tankers Inc.’s common shares are currently listed for trading on the Norwegian OTC. Following the closing of the Proposed Merger, Scorpio Tankers Inc.’s common shares will continue to be listed on the NYSE and the shares of Navig8 Product Tankers Inc. will be delisted from the Norwegian OTC.

2. Accounting Policies

During the preparation of this unaudited pro forma condensed combined financial information, management has performed a preliminary review and comparison of NPTI’s U.S. GAAP accounting policies with Scorpio Tankers’ IFRS accounting policies. For purposes of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise. Neither the reconciliation to IFRS nor the resulting pro forma financial information have been audited.

Following the consummation of the combination, management will conduct a final review of NPTI’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of NPTI’s statement of operations or reclassification of assets or liabilities to conform to Scorpio Tankers’ accounting policies and classifications are required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

3. Accounting for the Combination

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Scorpio Tankers and NPTI. The acquisition method of accounting, based on IFRS 3, uses the fair value concepts defined in IFRS 13, “Fair Value Measurement”, or IFRS 13. Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the purchase price allocation included herein is preliminary and has been presented solely for the purpose of providing pro forma financial information and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Our approach to deriving these estimates is described below. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future consolidated financial statements.

The combination of Scorpio Tankers and NPTI will be accounted for as a business combination using the acquisition method of accounting under the provisions of IFRS 3, “Business Combinations”, with Scorpio Tankers determined as the accounting acquirer under this guidance. The factors that were considered in determining that Scorpio Tankers should be treated as the accounting acquirer in the Proposed Merger were the relative voting rights in the combined company, the composition of the board of directors in the combined company, the relative sizes of Scorpio Tankers and NPTI and the composition of senior management of the combined company. With respect to the relative voting rights in the combined company, it is noted that after the completion of the Proposed Merger, the current Scorpio Tankers Inc. shareholders and the current Navig8 Product Tankers Inc. shareholders will own approximately 76.0% and 24.0% of the combined company, respectively. There is one common shareholder of both Scorpio Tankers Inc. and Navig8 Product Tankers Inc. owning approximately 2% and 22% of each company’s outstanding common shares, respectively, and the effect of this common ownership was considered. The analysis of the relative voting rights in a business combination involving entities with common shareholders should consider the former shareholder groups of the combining entities and not the individual owners that are common to the combining entities. The former shareholder group that retains or receives the largest portion of the voting rights in the combined entity would be the accounting acquirer, absent the consideration of any of the other factors provided in IFRS 3. In this transaction, since the current Scorpio Tankers Inc. shareholders, including the one common shareholder owning approximately 2% of Scorpio Tankers Inc. and 22% of Navig8 Product Tankers Inc., will own approximately 76.0% of the combined company and current Navig8 Product Tankers Inc. shareholders, including the one common shareholder, will own 24.0% of the combined company, the Scorpio Tankers Inc. shareholder group will receive the largest voting percentage in the combined company. Management believes that the relative voting rights in the combined company along with the composition of the board of directors and senior management in the combined company were the most significant factors in determining that Scorpio Tankers is the accounting acquirer.

With respect to the composition of the board of directors in the combined company, after the Proposed Merger, members of Scorpio Tankers Inc.’s board of directors will continue to serve in such positions of the combined company. In addition, with effect from the consummation of the Proposed Merger, Scorpio Tankers Inc. will appoint an additional independent director to the board of directors of the combined company. The composition of the board of directors points to Scorpio Tankers as the accounting acquirer.

The relative sizes of Scorpio Tankers and NPTI were also considered to be factors that supported that conclusion that Scorpio Tankers is the accounting acquirer. Total assets of Scorpio Tankers and NPTI at December 31, 2016 were approximately $3.2 billion and $1.3 billion, respectively. It should also be noted that the carrying value of Scorpio Tankers and NPTI’s equity at December 31, 2016 was $1.3 billion and $444.5 million, respectively.

The composition of the board of directors and senior management of the combined company, wherein all of Scorpio Tankers Inc.’s directors and officers will be retained while no directors or senior management of NPTI will be retained also played a role in the determination of the accounting acquirer (other than one independent director to be appointed by Scorpio Tankers Inc. effective upon the closing of the Proposed Merger as described above).

The date of the Merger Agreement is May 23, 2017. For pro forma purposes, the valuation of consideration transferred is based on the number of common shares to be issued by Scorpio Tankers Inc. and Scorpio Tankers Inc.’s closing share price of $4.13 on May 19, 2017, the most practicable date used for preparation of the pro forma condensed combined financial information. The value of the consideration that Navig8 Product Tankers Inc.’s shareholders will receive when the combination is completed will ultimately be based on the closing date share price of Scorpio Tankers Inc.’s common shares on the final date of the combination, which could materially change.

The following represents the preliminary purchase price calculation (in thousands, total amounts may not recalculate due to rounding):

Navig8 Product Tankers Inc. outstanding shares as of May 19, 2017	46,973
Accelerated vesting of RSUs	130	(a)
Cancellation of Pool Revenue Share Rights Agreement	(337	)(b)
Stock option cancellation	—	(c)

Navig8 Product Tankers Inc. adjusted outstanding shares as of May 19, 2017	46,766
Exchange ratio	1.1761
Scorpio Tankers Inc. common shares issued to Navig8 Product Tankers Inc. shareholders	55,000
Closing price per share on May 19, 2017	$4.13
Total estimated purchase price	$227,150

(a)—In March 2017, Navig8 Product Tankers Inc. granted 129,737 restricted stock units to certain executive officers. These units convert into common shares upon a change of control. Accordingly, we have included them as part of the estimated closing share count.

(b)—Commensurate with the closing of the Proposed Merger, the Pool Management Revenue Share Rights agreement, along with the shares issued under such agreement, will be cancelled.

(c)—Navig8 Product Tankers Inc. granted a total of 779,795 stock options to its executive officers in 2015, 2016 and 2017. These options are exercisable to the extent that they are in the money and vest upon a change of control. We have assumed that no shares will be issued under these option agreements upon the change of control as they are all currently out of the money.

The outstanding shares of Navig8 Product Tankers Inc. includes all unvested shares issued under Navig8 Product Tankers Inc.’s equity incentive plans, which consist of options and restricted stock units. The vesting period of these shares accelerates upon a change of control. Accordingly, these shares will be settled upon closing. When calculating the total estimated purchase price consideration above, Scorpio Tankers has assumed that no dissenter rights will be exercised.

The following represents the calculation of the goodwill and the allocation of the total purchase price based on management’s preliminary valuation of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed as of December 31, 2016 (in thousands, total amounts may not recalculate due to rounding):

Total estimated purchase price consideration	227,150
Fair value of net assets acquired and liabilities assumed	209,056

Goodwill	18,094

Current assets	64,830
Restricted cash	9,380
Vessels, net	1,001,251
Vessels under construction	45,499
Other assets	13,800
Accounts payable and accrued expenses	(21,157)
Debt (current and non-current)	(865,993)
Embedded derivative on redeemable preferred shares (other non-current liabilities)	(6,426)
Redeemable preferred shares	(32,128)

Fair value of net assets acquired and liabilities assumed	209,056

For pro forma purposes, the fair value of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value and this is in excess of the consideration amount. We have reassessed whether we have correctly identified all of the assets acquired and all of the liabilities assumed and this excess remains. Based on these calculations, Scorpio Tankers shall recognize the resulting gain in earnings on the acquisition date. The calculation of the goodwill will also be based on the closing date share price of Scorpio Tankers Inc.’s common shares on the final date of the combination, which could materially change.

Scorpio Tankers Inc.’s closing share price on May 19, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information) was $4.13 per share and Scorpio Tankers Inc. agreed to issue 55 million shares (valuing the announced consideration at $227.2 million). Although common shares of Navig8 Product Tankers Inc. are listed on the Norwegian OTC under the symbol “EIGHT”, the limited volume of trading precludes an established trading market for these common shares, and, accordingly, per share prices for Navig8 Product Tankers Inc.’s common shares are not available. For purposes of the pro forma information, the closing share price on May 19, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information) of $4.13 has been used and has been compared with a fair valuation of NPTI’s net assets as of December 31, 2016 which we have estimated to be $209.1 million, implying that Scorpio Tankers would pay a 8.7% premium. The terms of the transaction, however, were largely based on the net asset valuations of Scorpio Tankers and Navig8 Product Tankers Inc. at May 19, 2017.

The following provides sensitivities to changes in the purchase price due to changes in Scorpio Tankers Inc.’s share price (total amounts may not recalculate due to rounding):

(in thousands except per share data)	Price per Scorpio Tankers Inc. common share	Navig8 Product Tankers Inc. exchanged shares	Total purchase price consideration	(Bargain purchase gain) / Goodwill
May 19, 2017	4.13	55,000	227,150	18,094
Decrease of 20%	3.30	55,000	181,500	(27,556)
Increase of 20%	4.96	55,000	272,800	63,744

Occasionally, an acquirer will make a bargain purchase, which is a business combination in which the consideration amount is less than the aggregate of the assets acquired and the liabilities assumed. Before recognizing a gain on a bargain purchase, the acquirer shall reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review. If that shortfall remains, the acquirer shall recognize the resulting gain in earnings on the acquisition date. The gain shall be attributed to the acquirer.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of December 31, 2016

A. Adjustments and reclassifications from U.S. GAAP to IFRS

NPTI’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, as applicable, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise.

This reconciliation from U.S. GAAP to IFRS has not been audited. Furthermore, this is not intended to be a complete reconciliation from U.S. GAAP to IFRS as certain differences are adjusted for as part of the fair value adjustments included in the preliminary pro forma purchase price allocation.

B. Pro Forma Adjustments

The following table and subsequent notes describe the purchase accounting fair value adjustments, other pro forma adjustments and reclassifications made to NPTI’s balance sheet as of December 31, 2016 to conform to Scorpio Tankers’ classification and presentation.

In thousands of U.S. dollars	Equity Offering and NPTI Acquisition Vessels(1)			Adjustments(2)		Reclassifications(3)			Total
Assets
Current assets
Cash and cash equivalents	$187,000	(a	)	$(38,554)	(a)	$—			$148,446
Accounts receivable	—			—		—			—
Prepaid expenses and other current assets	—			—		5,103	(a	)	5,103
Related party prepaid expenses and other assets	—			—		(5,103)	(a	)	(5,103)
Derivative financial instruments	—			—		—			—
Inventories	—			—		—			—

Total current assets	187,000			(38,554)		—			148,446

Non-current assets
Restricted cash	—			—		—			—
Vessels and drydock	(35,089)	(b	)	(132,781)	(b)	—			(167,870)
Vessels under construction	—			(11,043)	(b)	—			(11,043)
Other assets	—			(2,638)	(c)	—			(2,638)
Goodwill				18,094		—			18,094

Total non-current assets	(35,089)			(128,368)		—			(163,457)

Total assets	$151,911			$(166,922)		$—			$(15,011)

Current liabilities
Current portion of long-term debt	(388)	(b	)	(501)	(e)	—			(889)
Accounts payable	—			—		891	(b	)	891
Accrued expenses	—			43,739	(d)	5,728	(b	)	49,467
Accounts payable and accrued expenses	—			—		(4,506)	(b	)	(4,506)
Related party payable and accrued expenses	—			—		(2,113)	(b	)	(2,113)

Total current liabilities	(388)			43,238		—			42,850

Non-current liabilities
Long-term debt	(2,443)	(b	)	24,065	(e)	—			21,622
Other non-current liabilities	—			(1,497)	(f)	—			(1,497)

Total non-current liabilities	(2,443)			22,568		—			20,125

Total liabilities	(2,831)			65,806		—			62,975

Redeemable preferred stock	—			(20,614)	(g)	—			(20,614)
Shareholders’ equity
Issued, authorized and fully paid-in share capital:
Share capital	500	(a	)	96	(h)	—			596
Additional paid-in capital	186,500	(a	)	(191,439)	(d), (h)	—			(4,939)
Treasury shares	—			—		—			—
Retained earnings / (accumulated deficit)	—			(53,029)	(d)	—			(53,029)

Total shareholders’ equity	187,000			(244,372)		—			(57,372)

Total liabilities and shareholders’ equity	$184,169			$(199,180)		$—			$(15,011)

(1) Equity Offering and NPTI Acquisition Vessels

a.	As more fully described elsewhere in this prospectus supplement, the Proposed Merger is conditioned upon the successful completion of this offering. For the illustrative purposes of this pro forma balance sheet, we have assumed that Scorpio Tankers Inc. will issue 50 million common shares and the estimated net proceeds of this offering will be $187 million.

b.	In connection with the Proposed Merger, we agreed to acquire the NPTI Acquisition Vessels, which are three 2016-built and one 2015 built LR1 tankers, for an aggregate purchase price of $156.0 million. The NPTI Acquisition Vessels are expected to be delivered to us prior to the closing of the Proposed Merger. As part of this transaction, we will be assuming the existing indebtedness of $113.8 million (as of May 19, 2017) relating to these vessels, which are currently financed under NPTI’s senior secured credit facility with Credit Agricole. The consummation of the NPTI Vessel Acquisition is conditioned upon the closing of the successful completion of this offering as described below. The net cash payment for these vessels of $42.2 million (the purchase price less assumed debt) is a cash outflow for Scorpio Tankers and a cash inflow for NPTI. Accordingly, there is no cash impact to the pro forma balance sheet. These adjustments are as follows:

(i)	Vessels, net—the aggregate carrying value of the NPTI Acquisition Vessels was $191.1 million as of December 31, 2016. This adjustment gives effect to the difference in the carrying amount and the aggregate purchase price of $156.0 million. We believe that the purchase price of these vessels approximates fair market value based on indicative values for similar vessels that we have received from shipbrokers.

(ii)	Debt—we estimated the fair value of the debt which will be assumed as part of the acquisition of these four vessels. Fair value was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of this debt as of December 31, 2016 was $4.3 million greater than fair value. This determination was made as the average implicit rate in this facility was approximately 4.85% based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and our estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party, as of May 12, 2017. Our estimate of fair value adjusted this carrying value such that the average implicit rate increased to approximately 5.75% which is our best estimate for the effective cost of financing that could be obtained in the market in May 2017.

(iii)	Unamortized debt issuance costs—given the determination of fair value of the debt which will be assumed as part of the acquisition of these four vessels, all unamortized debt issuance costs of $1.5 million were eliminated as part of the fair value measurement. This amount is shown as an offset to the fair value adjustment described above.

(2) Pro Forma Adjustments

a.	Cash and cash equivalents—Navig8 Product Tankers Inc.’s series A cumulative redeemable perpetual preferred stock, or the Preference Shares, will be redeemed as part of the Proposed Merger. According to the terms of the Preference Shares, upon a change of control, Navig8 Product Tankers Inc. must redeem all of the Preference Shares at a redemption price equal to the sum of $10 per share ($30 million in aggregate) plus any accrued and unpaid dividends, multiplied by a factor of 1.20 (reflecting the redemption premium). The aggregate repayment has therefore been determined to be $38.6 million which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.1 million and the redemption premium of $6.5 million.

b.	Vessels and Vessels under construction—

(i)	Vessels and drydock—The estimated fair value and the book value of the NPTI Vessels, including those held under finance leases and excluding the NPTI Acquisition Vessels, as of December 31, 2016 was $845.3 million and $978.0 million, respectively, giving rise to a preliminary purchase price allocation adjustment of $132.8 million. The estimated fair value is based on management’s estimates after considering market values obtained from independent ship brokers, which are inherently uncertain, and based on charter free vessels. In addition, vessel values are highly volatile; as such, these estimates may not be indicative of the current or future basic market value of the vessels or prices that could be achieved if the vessels were sold.

(ii)	Vessels under construction—The estimated fair value and the book value of the NPTI Vessels under construction as of December 31, 2016 were $45.5 million and $56.5 million, respectively, giving rise to a preliminary purchase price allocation adjustment of $11.0 million. The estimated fair value is based on management’s estimates after considering market values obtained from independent ship brokers, which are inherently uncertain, and based on charter free vessels. In addition, vessel values are highly volatile; as such, these estimates may not be indicative of the current or future basic market value of the vessels or prices that could be achieved if the vessels were sold.

c.	Other assets—Navig8 Product Tankers Inc. was party to a Pool Management Revenue Share Rights agreement with each of the pools that its vessels operated in. This agreement enabled Navig8 Product Tankers Inc. to receive a 30% share of the net revenues derived from the commercial management of the pools in exchange for 336,963 shares of Navig8 Product Tankers Inc. common stock. A $2.6 million asset in relation to this agreement is reflected within Other assets on NPTI’s balance sheet as of December 31, 2016. This agreement will be cancelled as part of the Proposed Merger and the pools will retain the consideration received. Accordingly, this asset has been eliminated on a pro forma basis.

d.	Accrued expenses—estimated transaction costs

(i)	A total of $33.2 million has been estimated as Scorpio Tankers’ transaction costs to completing the Proposed Merger. The actual transaction costs incurred could differ materially from this estimate. These costs include an estimate of $15.0 million of advisory and other professional fees and $18.2 million of costs related to the early termination of NPTI’s existing service agreements. $6.2 million of these termination fees will be settled via an issuance of 1.5 million of Scorpio Tankers Inc.’s common shares. For purposes of these pro forma financial statements, we have assumed an issuance price of $4.13 per share, which is the closing share price on May 19, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information). The cash transaction costs have been recorded to accrued expenses and retained earnings and the share based transaction costs have been recorded to additional paid in capital and retained earnings on a pro forma basis.

(ii)	A total of $14.5 million has been estimated as NPTI’s transaction costs to completing the Proposed Merger. The actual transaction costs incurred could differ materially from this estimate. These costs include an estimate of $7.0 million of advisory and other professional fees and $7.5 million of executive termination costs. These amounts have been recorded as part of the purchase price allocation.

e.	Long term debt—NPTI’s long-term debt consists of secured borrowings, obligations due under finance leases, and unamortized debt issuance costs (which have been recorded as a contra-liability).

(i)

Secured Debt—The preliminary purchase price allocation estimates the fair value of NPTI’s debt, all of which will be assumed as part of the Proposed Merger. Fair value was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of this debt as of December 31, 2016 was $12.4 million greater than fair value. This determination was made as the average implicit rate in these facilities ranged from 3.5% to 4.0% (depending on the facility) based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and NPTI’s estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party, as of May 12, 2017. NPTI’s estimate of fair value adjusted these carrying values such that the average implicit rate increased to a range of 5.5% to 6.0% which is NPTI’s best estimate for the effective cost of financing that could be obtained in the market in May 2017. Accordingly, the purchase price allocation adjustment was adjusted for this revaluation.

(ii)	Obligations due under sale and leaseback financing facilities—The preliminary purchase price allocation estimates the fair value of obligations due under NPTI’s sale and leaseback arrangements, all of which will be assumed as part of the Proposed Merger. Fair value was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of these liabilities were $9.0 million less than fair value. This determination was made as the average implicit rate in one of the sale and leaseback facilities, which was entered into in 2015, is approximately 7.0% based on the carrying values as of December 31, 2016, taking into consideration the fixed margin on this facility and NPTI’s estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party, as of May 12, 2017. NPTI’s estimate of fair value adjusted these carrying values such that the average implicit rate increased to approximately 6.0%, which is NPTI’s best estimate for the effective cost of financing that could be obtained in the market in May 2017. Accordingly, the purchase price allocation adjustment was adjusted for this revaluation.

(iii)	Unamortized debt issuance costs—Given the determination of fair value of NPTI’s secured debt and obligations due under sale leaseback arrangements above, all unamortized debt issuance costs of $29.1 million were eliminated as part of the fair value measurement. Additionally, we expect to pay an aggregate of $2.2 million in debt issuance costs as part of the ABN AMRO Credit Facility and to obtain various other consents from NPTI’s lenders. These amounts have been reflected as debt issuance costs on a pro forma basis.

f.	Other non-current liabilities—NPTI’s other non-current liabilities consist of the fair value of the embedded derivative on the Preference Shares (as described in 2a above), which relates to the redemption option on such shares. These Preference Shares will be redeemed as part of this Proposed Merger due to the change of control. Accordingly, the fair value liability of $1.5 million for the derivative relating to this instrument has been eliminated on a pro forma basis.

g.	Preference Shares—as described above, the Preference Shares will be redeemed as part of the Proposed Merger due to the change of control. According to the terms of the Preference Shares, upon a change of control, Navig8 Product Tankers Inc. must redeem all of the Preference Shares at a redemption price equal to the sum of $10 per share ($30 million in aggregate) plus any accrued and unpaid dividends, multiplied by a factor of 1.20. The aggregate repayment has therefore been determined to be $38.6 million which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.1 million and the redemption premium of $6.5 million. Accordingly, the liability of $20.6 million, which reflects the carrying value as of December 31, 2016, has been eliminated on a pro forma basis.

h.	Equity—The following adjustments have been made to equity:

In thousands of US dollars	Share capital	Additional paid in capital	Retained earnings/ (accumulated deficit)	Shareholders’ equity
Share consideration to Navig8 Product Tankers Inc.	550	226,600	—	227,150 (1)
Estimated net proceeds of underwritten public offering	500	186,500	—	187,000 (2)
Elimination of Navig8 Product Tankers Inc.’s historic equity balances	(469)	(424,219)	(19,833)	(444,521)
Estimated Scorpio Tankers Inc. transaction costs—Cash	—	—	(27,001)	(27,001)
Estimated Scorpio Tankers Inc. transaction costs—Share-based	15	6,180	(6,195)	—

	596	(4,939)	(53,029)	(57,372)

(i)	Represents the common shares of Scorpio Tankers Inc. issued to Navig8 Product Tankers Inc.’s shareholders as consideration for the Proposed Merger. This amount is based on the issuance of 55 million common shares, par value $0.01 per share, at a price of $4.13 per share, which is the closing price on the NYSE on May 19, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information).
(ii)	The Proposed Merger is conditioned upon the successful completion of this offering. For the illustrative purposes of this pro forma balance sheet, we have assumed that Scorpio Tankers Inc. will issue 50 million common shares and the estimated net proceeds of this offering will be $187 million.

(3) Pro Forma Reclassifications

a.	NPTI’s Related party prepaid expenses and other assets balance were reclassified to Prepaid expenses and other current assets to conform to Scorpio Tankers’ classification and presentation.

b.	Certain balances within NPTI’s accounts payable and accrued expenses were reclassified to accounts payable or accrued expenses to conform to Scorpio Tankers’ classification and presentation. NPTI combines accounts payable and accrued expenses into a single line item on its financial statements (with third party and related party distinctions) whereas Scorpio Tankers distinguishes these balances separately. Accordingly, the following reclassifications were made:

December 31, 2016
Per NPTI
Accounts payable and accrued expenses	4,506
Related party payable and accrued expenses	2,113

6,619

Reclassified to conform to Scorpio Tankers presentation
Accounts payable	891
Accrued expenses	5,728

6,619

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Year Ended December 31, 2016

(A) Adjustments from U.S. GAAP to IFRS

NPTI’s historical audited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, as applicable, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise.

This reconciliation from U.S. GAAP to IFRS has not been audited. Furthermore, this is not intended to be a complete reconciliation from U.S. GAAP to IFRS as certain differences are adjusted for as part of the fair value adjustments included in the preliminary pro forma purchase price allocation.

(B) Pro Forma Adjustments

The following table and subsequent notes describe the purchase accounting fair value adjustments, other pro forma adjustments and reclassifications made to NPTI’s statement of operations for the year ended December 31, 2016 to conform to Scorpio Tankers’ classification and presentation.

In thousands of U.S. dollars except per share and share data	Adjustments(1)			Reclassifications(2)			Total
Revenue
Vessel revenue	$162	(a	)	$—			$162
Operating expenses
Vessel operating costs	—			13,822	(a	)	13,822
Voyage expenses	—			—			—
Charterhire	—			(13,822)	(a	)	(13,822)
Depreciation	4,976	(b	)	—			4,976
General and administrative expenses				—			—
Loss on sales of vessels	—			—			—

Total operating expenses	4,976			—			4,976

Operating income	5,138			—			5,138

Other (expense) and income, net
Financial expenses	643	(c	)	—			643
Unrealized gain on derivative financial instruments	—			—			—
Financial income	—			—			—
Other income (expenses), net	—			—			—

Total other expense, net	643			—			643

Net loss before tax	$5,781			$—			$5,781

Income tax	—			—			—

Net loss	$5,781			$—			$5,781

(1) Pro Forma Adjustments

The following notes describe the pro forma adjustments made to NPTI’s statement of operations for the year ended December 31, 2016.

a.	Revenue—Navig8 Product Tankers Inc. was party to a Pool Management Revenue Share Rights agreement with each of the pools that its vessels operated in. This agreement enabled Navig8 Product Tankers Inc. to receive a 30% share of the net revenues derived from the commercial management of the pools in exchange for 336,963 shares of Navig8 Product Tankers Inc. common stock. $0.2 million was recorded as an offset to revenue in connection with this agreement during year ended 2016, which relates to $0.6 million of revenue received under the arrangement, offset by $0.8 million of amortization of the asset recorded at the inception of the agreement. This agreement will be cancelled as part of the Proposed Merger and the pools will retain the consideration received. Accordingly, this amount has been eliminated on a pro forma basis.

b.	Depreciation—Depreciation expense for the year ended December 31, 2016 has been reduced by $5.0 million as a consequence of the fair value adjustment to the carrying balance of these vessels, which the remaining estimated useful lives range from 23 years to 25 years, as part of the preliminary purchase price allocation. Pro forma depreciation expense was based off the following:

i.	We have assumed that under International Accounting Standard 17, Leases, the NPTI vessels held under sale and leaseback arrangements with purchase options will be depreciated over their remaining useful lives (rather than the remaining lease term), as it is reasonably certain that these purchase options will be exercised at the expiration of each lease given the exercise price of the option.

ii.	We have applied our accounting policy for the depreciation of vessels and drydock whereby (i) Depreciation is calculated on a straight-line basis to the estimated residual value over the anticipated useful life of the vessel from date of delivery and (ii) for an acquired or newly built vessel, a notional drydock component is allocated from the vessel’s cost and depreciated on a straight-line basis to the next estimated drydock.

c.	Financial expenses—

i.	Deferred financing fee amortization—unamortized deferred charges relating to NPTI’s secured debt were eliminated and reflected in the fair value assessment of the debt. NPTI has recognized $2.2 million as amortization expense in connection with these deferred charges during the year ended December 31, 2016 and accordingly, this amount is included as a reduction to interest expense on a pro forma basis.

ii.	Secured debt interest expense—the preliminary purchase price allocates the estimated fair value of NPTI’s debt, all of which will be assumed as part of the Proposed Merger, as $16.7 million less than carrying value. This determination was made as the average implicit rate in these facilities ranged from 3.5% to 4.0% (depending on the facility) based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and our estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party, as of May 12, 2017. Our estimate of fair value adjusted these carrying values such that the average implicit rate increased to a range of 5.5% to 6.0% which is our best estimate for the effective cost of financing that could be obtained in the market in May 2017. Accordingly, we have increased interest expense on a pro forma basis by $1.8 million to reflect the amortization of this fair value adjustment during 2016.

iii.	Obligations due under sale and leaseback financing facilities—the preliminary purchase price allocates the estimated fair value of NPTI’s finance leases, all of which will be assumed as part of the Proposed Merger, as $9.0 million greater than carrying value. This determination was made as the average implicit rate in one of the sale and leaseback facilities, which was entered into in 2015, is approximately 7.0% based on the carrying values as of December 31, 2016, taking into consideration the fixed margin on this facility and our estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party, as of May 12, 2017. Our estimate of fair value adjusted these carrying values such that the average implicit rate increased to approximately 6.0%, which is our best estimate for the effective cost of financing that could be obtained in the market in May 2017. Accordingly, we have decreased interest expense on a pro forma basis by $0.2 million to reflect the amortization of this fair value adjustment during 2016.

Scorpio Tankers is currently exempt from income taxation in the United States under Section 883 and the Treasury Regulations thereunder. It is expected that the combined company will continue to meet such exemption. Accordingly, the above pro forma adjustments have not been given effect to any income tax considerations.

(2) Pro Forma Reclassifications

a.	Vessel operating costs and Charterhire—NPTI incurred $13.8 million in charterhire expense in 2016 related to three vessels that were time chartered-in for a portion of the year. NPTI recorded this expense within vessel operating expense whereas Scorpio Tankers records such expenses on a separate line item. Accordingly, this expense has been reclassified to Charterhire expense on a pro forma basis.

6. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of the combined company. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Scorpio Tankers Inc. common shares and the shares issued as part of the combination to Navig8 Product Tankers Inc. shareholders at an implied exchange ratio of 1.18 Scorpio Tankers Inc. common share per Navig8 Product Tankers Inc. common share, and the estimated 50 million common shares from the completion of an underwritten public offering.

The combined company unaudited pro forma condensed combined statement of operations results in a net loss for the year ended December 31, 2016. Accordingly, Scorpio Tankers Inc.’s Convertible Notes interest expense, deferred financing amortization and the potentially dilutive securities relating to the conversion of the Convertible Notes (representing 34,049,792 shares of common stock) along with the potentially dilutive impact of Scorpio Tankers Inc.’s 12,613,585 unvested shares of restricted stock were excluded from the computation of diluted earnings per share.

The weighted average numbers of common shares outstanding were calculated as follows for the year ended December 31, 2016:

(shares in thousands)	Scorpio Tankers	NPTI	Pro Forma Combined
Weighted average number of common shares outstanding:
Basic weighted average shares—as reported	161,119	40,569	201,688
Share consideration issued for the Proposed Merger	55,000	(40,569)	14,431
Underwritten public offering of common shares	50,000	—	50,000
Estimated Scorpio Tankers transaction costs—Share-based	1,500	—	1,500

Basic weighted average shares—pro forma	267,619	—	267,619
Dilutive effect of Restricted stock	—	—	—
Dilutive effect of Convertible Notes	—	—	—

Diluted weighted average shares—pro-forma	267,619	—	267,619

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $188.7 million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $216.9 million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use approximately $64.2 million of the net proceeds of this offering of our common shares to provide cash to further strengthen the balance sheet and enhance liquidity, approximately $82.3 million for the payment of costs related to the Proposed Merger, including our payment of the NPTI Preferred Share Redemption Price in connection with the redemption of the NPTI Preferred Shares at the closing of the Proposed Merger, approximately $42.2 million to fund the purchase price of the NPTI Acquisition Vessels, and the remainder, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2017, on:

•	an actual basis;

•	an as adjusted basis to give effect to the following:

•	payments totaling $32.5 million related to installment payments under our Newbuilding Program, which included $21.7 million for the final installment payment on STI Bosphorus, an MR product tanker that was delivered to us in April 2017.

•	drawdowns of $101.8 million from our secured credit facilities consisting of (i) $20.4 million from our 2017 Credit Facility to partially finance the purchase STI Bosphorus, which was delivered in April 2017 and (ii) $81.4 million from our DVB 2017 Credit Facility to refinance the existing indebtedness on our DVB Credit Facility.

•	repayments of $134.0 million on our secured credit facilities consisting of (i) $86.8 million in connection with the refinancing of the amounts borrowed on our DVB Credit Facility, (ii) $42.2 million on our 2011 Credit Facility in connection with the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto product tankers and (iii) $5.0 million of scheduled principal payments.

•	Net proceeds of $7.3 million when the underwriters exercised their option to purchase additional Senior Notes due 2019 in April 2017 offset by the repayment of $6.3 million of our Senior Notes due 2017 as part of the cash tender that was launched concurrently with our Senior Notes due 2019 and closed in April 2017.

•	Net proceeds of $73.2 million from the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto; and

•	an as further adjusted basis to give effect to the following:

•	the net proceeds of $188.7 million from this offering.

•	the purchase of the NPTI Acquisition Vessels which includes a cash payment of $42.2 million and the assumption of $113.8 million of indebtedness.

•	the payment of $82.3 million for costs related to the Proposed Merger.

•	the issuance of 1.5 million common shares (which impacts shareholders’ equity below) for the costs related to the early termination of NPTI’s existing service agreements. For illustrative purposes, we have assumed that these shares will be issued for $4.00 per share.

Capitalization, as further adjusted, does not give effect to the pro forma balance sheet of the combined company which would incorporate cash and debt assumed, in addition to the impact of the allocation of the purchase price on the balances within shareholders’ equity. See below, Unaudited Pro Forma Condensed Combined Financial Information, for a discussion and quantification of the pro forma financial statements of the combined company.

There have been no other significant adjustments to our capitalization since March 31, 2017, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” and the consolidated financial statements and related notes included herein.

	As of March 31, 2017
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$129,459	$139,076 (2)	$203,240
Current debt:
Current portion of long term debt(1)	311,548	178,876	187,115
Non-current debt:
Long term debt(1)	1,662,085	1,763,619	1,869,131

Total debt	$1,973,633	$1,942,495	$2,056,246

Shareholders’ equity:
Share capital	2,247	2,247	2,762
Additional paid in capital	1,761,312	1,761,312	1,955,497
Treasury shares	(443,816)	(443,816)	(443,816)
Accumulated other comprehensive loss	—	—	—
Accumulated deficit	(11,533)	(11,533)	(11,533)

Total shareholders’ equity	$1,308,210	$1,308,210	1,502,910

Total capitalization	$3,281,843	$3,250,705	$3,559,156

(1)	The current portion at March 31, 2017 was net of unamortized deferred financing fees of $4.0 million and the non-current portion was net of unamortized deferred financing fees of $35.7 million. Debt, as adjusted, does not reflect (i) deferred financing fee activity from April 1, 2017 through May 19, 2017 which is estimated to be $0.0 million and includes estimated additions of $2.2 million as a result of the aforementioned drawdowns on new credit facilities entered into during the second quarter of 2017 offset by estimated write-offs of $0.3 million as a result of the refinancing of the amounts borrowed under the DVB Credit Facility and estimated amortization of $1.8 million and (ii) the accretion of our Convertible Notes from April 1, 2017 through May 19, 2017 of $1.6 million.
(2)	Cash, as adjusted, does not include the impact of cash flows from operations from April 1, 2017 through the date of this prospectus supplement.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering and the Proposed Merger. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value and the as adjusted(1) net tangible book value as of March 31, 2017 were $1.3 billion in total and $7.49 per share for the number of shares of the existing shareholders at that date.

The as further adjusted net tangible book value as of March 31, 2017 would have been $1.5 billion, or $6.65 per common share after the issuance and sale by us of 50,000,000 common shares at $4.00 per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate decrease in net tangible book value of $0.85 per share to the existing shareholders and an immediate accretion in net tangible book value of $2.65 per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of March 31, 2017:

Public offering price per common share	$4.00
As adjusted net tangible book value per share before this offering and Proposed Merger	$7.49
Decrease in as adjusted net tangible book value attributable to new investors in this offering and Proposed Merger	$(0.85)
As adjusted net tangible book value per share after giving effect to this offering and Proposed Merger	$6.65
Accretion per share to new investors	$2.65

The following table summarizes, as of March 31, 2017, on an as adjusted basis for this public offering and the Proposed Merger, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $4.00 per share.

	AS ADJUSTED SHARES OUTSTANDING(1)		TOTAL CONSIDERATION		AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT (IN USD THOUSANDS)	PERCENT
Existing shareholders	174,629,755	77.2%	$1,308,210	86.7%	$7.49
New investors(*)	51,500,000	22.8%	$200,000	13.3%	$3.88

Total	226,129,755	100.0%	$1,508,210	100.0%	$6.67

(*)	Before deducting estimated expenses of this offering of $0.5 million.
(1)	The “as adjusted” amounts give effect to the adjustments further described in the section entitled “Capitalization” on page S-43 of this prospectus supplement. These adjustments include (i) the 50 million shares issued as part of this offering and (ii) the 1.5 million shares issued as partial consideration for costs related to the termination of NPTI’s existing service agreements.

DESCRIPTION OF CAPITAL STOCK OF SCORPIO TANKERS INC.

The following is a summary of the description of our capital stock and the material terms of the amended and restated articles of incorporation and bylaws of Scorpio Tankers Inc. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of the amended and restated articles of incorporation and amended and restated bylaws of Scorpio Tankers Inc. contained in our Annual Report on Form 20-F, filed with the Commission on March 16, 2017, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, as amended, we have authorized 425,000,000 registered shares, consisting of 400,000,000 common shares, par value $0.01 per share, of which 174,629,755 shares were issued and outstanding as of May 19, 2017, and 282,629,755 shares were issued and outstanding on a pro forma basis following this offering and the Proposed Merger, and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding as of May 19, 2017 and on a pro forma basis following this offering and the Proposed Merger.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Scorpio Tankers Inc.’s common shares are listed on the NYSE under the symbol “STNG.”

BENEFICIAL OWNERSHIP OF SCORPIO TANKERS INC. COMMON SHARES

The following table sets forth the beneficial ownership of Scorpio Tankers Inc.’s common shares, as of May 19, 2017, held by each person or entity that we know beneficially owns 5% or more of Scorpio Tankers Inc.’s common shares and each of Scorpio Tankers Inc.’s executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All of Scorpio Tankers Inc.’s shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares		Percentage Owned(8)
Wellington Management Group LLP*	19,248,982	(1)	11.0%
FMR LLC *	18,696,116	(2)	10.7%
Dimensional Fund Advisors LP *	14,273,545	(3)	8.2%
Emanuele A. Lauro	3,464,086	(4)	2.0%
Robert Bugbee	3,097,419	(5)	1.8%
Cameron Mackey	2,749,376	(6)	1.6%
Brian M. Lee	2,088,399	(7)	1.2%
All other executive officers and directors individually	*	*	* *

(1)	This information is derived from Schedule 13G/A filed with the Commission on February 9, 2017. The business address of Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(2)	This information is derived from Schedule 13G/A filed with the Commission on February 14, 2017. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	This information is derived from Schedule 13G filed with the Commission on February 9, 2017. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(4)	Includes 2,507,988 shares of restricted stock from the 2013 Equity Incentive Plan.
(5)	Includes 2,507,988 shares of restricted stock from the 2013 Equity Incentive Plan.
(6)	Includes 1,702,314 shares of restricted stock from the 2013 Equity Incentive Plan.
(7)	Includes 1,229,351 shares of restricted stock from the 2013 Equity Incentive Plan.
(8)	Percentages based on 174,629,755 common shares outstanding as of May 19, 2017.
*	Includes certain funds managed thereby.
**	The executive officers and directors that are not listed in this table each individually own less than 1% of Scorpio Tankers Inc.’s outstanding common shares.

As of May 19, 2017, Scorpio Tankers Inc. had 174,629,755 outstanding shares and 60 shareholders of record, 10 of which were located in the United States and held an aggregate of 169,705,746 of Scorpio Tankers Inc.’s common shares, representing 97% of Scorpio Tankers Inc.’s outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 162,380,840 of Scorpio Tankers Inc.’s common shares as of May 19, 2017. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

BENEFICIAL OWNERSHIP OF NAVIG8 PRODUCT TANKERS INC. COMMON SHARES

The following table sets forth the beneficial ownership of Navig8 Product Tankers Inc. common shares, as of May 19, 2017, held by each person or entity that we know beneficially owns 5% or more of Navig8 Product Tankers Inc.’s common shares and each of Navig8 Product Tankers Inc.’s executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All holders of Navig8 Product Tankers Inc. common shares, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares(1)		Percentage Owned(14)
Avenue Capital Management II LP*	10,193,852	(2)	21.70%
Monarch Alternative Capital LP*	10,231,525	(3)	21.78%
GSO Capital Partners LP*	8,399,184	(4)	17.88%
Solus Alternative Asset Management, LP*	5,239,827	(5)	11.16%
Tufton Oceanic Ltd*	4,181,301	(6)	8.90%
GSH Nav Tankers*	2,598,292	(7)	5.53%
Navig8 Ltd	3,128,670	(8)	6.66%
Gary Brocklesby	82,556	(9)	* *
Nicolas Busch	76,792	(10)	* *
Jason Klopfer	6,190	(11)	* *
Geir Frode Abelsen	5,759	(12)	* *

(1)	For purposes of calculating beneficial ownership of executive management, stock options awarded under stock option agreements with each executive for which the exercise price of the option is greater than the price per share of Navig8 Product Tankers Inc. common stock are excluded.
(2)	The business address is Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor, New York, NY 10022.
(3)	The business address is Monarch Alternative Capital LP, 535 Madison Avenue 17th Floor, New York, NY 10022.
(4)	The business address is GSO Capital Partners LP, 345 Park Avenue, 31st Floor New York, NY 10154.
(5)	The business address is Solus Alternative Asset Management LP, 410 Park Avenue, 11th Floor New York, NY 10022.
(6)	The business address is c/o: Oceanic Investment Management Ltd. St. George’s Court, Upper Church Street, Douglas, Isle of Man 1M1 1EE.
(7)	The business address is c/o: Garrison Investment Group LP, 1290 Avenue of the Americas, Suite 914, New York, NY 10104.
(8)	The business address is Navig8 Limited, 2nd Floor, Kinnaird House 1 Pall Mall East, London SW1Y 5AU.
(9)	Excludes 357,660 shares issuable under stock options for which the exercise price of the option is greater than the price per share of Navig8 Product Tankers Inc. common stock.
(10)	Excludes 357,660 shares issuable under stock options for which the exercise price of the option is greater than the price per share of Navig8 Product Tankers Inc. common stock.
(11)	Excludes 26,825 shares issuable under stock options for which the exercise price of the option is greater than the price per share of Navig8 Product Tankers Inc. common stock.
(12)	Excludes 26,825 shares issuable under stock options for which the exercise price of the option is greater than the price per share of Navig8 Product Tankers Inc. common stock.
(13)	Percentages based on 46,972,843 common shares outstanding as of May 19, 2017.
*	Includes certain funds managed thereby.
**	Less than 1%.

PRICE RANGE OF SCORPIO TANKERS INC. COMMON SHARES

Scorpio Tankers Inc.’s common shares are listed on the NYSE under the symbol “STNG”. The table below sets forth, for the periods indicated, the per share high and low sales prices for Scorpio Tankers Inc.’s common shares as reported on the NYSE. Although common shares of Navig8 Product Tankers Inc. are listed on the Norwegian OTC under the symbol “EIGHT”, the limited volume of trading precludes an established trading market for these common shares, and, accordingly, per share high and low sales prices for Navig8 Product Tankers Inc.’s common shares are not available for comparable periods.

	Scorpio Tankers Inc. Common Shares NYSE
	High	Low
	(in US$)
For the Year Ended
December 31, 2016	7.99	3.61
December 31, 2015	11.64	7.50
December 31, 2014	11.91	6.48
December 31, 2013	12.48	6.92
December 31, 2012	7.50	4.93
For the Quarter Ended
March 31, 2017	4.93	3.50
December 31, 2016	5.00	3.61
September 30, 2016	5.53	4.05
June 30, 2016	6.70	4.10
March 31, 2016	7.99	4.66
December 31, 2015	10.33	7.50
September 30, 2015	11.64	8.34
June 30, 2015	10.51	8.92
March 31, 2015	9.64	7.64
Most Recent Six Months
May 2017 (through and including May 19, 2017)	4.48	4.03
April 2017	4.60	3.90
March 2017	4.79	3.73
February 2017	4.48	3.50
January 2017	4.93	3.66
December 2016	4.82	3.92
November 2016	4.63	3.61

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	35,000,000
Clarksons Platou Securities, Inc.	3,375,000
Evercore Group L.L.C.	3,375,000
Pareto Securities Inc.	3,375,000
Seaport Global Securities, LLC	3,375,000
ABN AMRO Securities (USA) LLC	1,500,000

Total	50,000,000

Clarksons Platou Securities AS is not a US registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 7,500,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, provided, however, that the amount paid by the underwriters for any additional shares shall be reduced by an amount per share equal to any dividends declared by us and payable on the 50,000,000 common shares but not payable on such additional shares. The underwriters may exercise this option if the underwriters sell more than 50,000,000 shares in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                  common shares.

	Per Share	No Exercise	Total Full Exercise
Public offering price	$4.00	$200,000,000	$230,000,000
Underwriting discounts and commissions to be paid by us(1)	$0.24	$10,800,000	$12,600,000
Proceeds, before expenses, to us(1)	$3.76	$189,200,000	$217,400,000

(1)	The underwriters will not receive any underwriting discount and commission on the 5,000,000 common shares sold to Scorpio Services Holding Limited at the direction of the Company.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $0.5 million.

Our common stock is listed on the NYSE under the symbol “STNG”.

Scorpio Tankers Inc. and its directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, Scorpio Tankers Inc. and they will not, during the period ending 90 days after the date of this prospectus, or the Restricted Period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•

transfers or distributions of common shares or any security convertible into common stock (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common shares, shall be required or shall be voluntary during the Restricted Period;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that such plan does not provide for the transfer of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made;

•	awards under our 2013 Equity Incentive Plan;

•	the offer, sale and issuance of shares pursuant to the Proposed Merger and the issuance of 1.5 million shares to an entity related to Navig8 Product Tankers Inc. in connection with the termination of certain pool participation agreements; or

•	sales or transfers during the Restricted Period with respect to an aggregate of no more than 3,000,000 shares of common stock, in the aggregate by all parties subject to similar restrictions.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions of $10.8 million, are approximately $0.5 million, which includes legal, accounting and printing costs and various other fees associated with the offering of the common stock.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters and/or selling group members, if any, participating in this offering. Morgan Stanley & Co. LLC may agree to allocate a number of common shares for sale to on-line brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Pricing of the Offering

The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (each, a Member State), no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of our common stock is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the representatives and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares of our common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of common shares have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of w interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$27,000
NYSE Supplemental Listing Fee	$100,000
Printing and Engraving Expenses	$80,000
Legal Fees and Expenses	$150,000
Accountants’ Fees and Expenses	$100,000
Miscellaneous Costs	$43,000

Total	$500,000

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters have been represented in connection with this offering by Davis Polk and Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Navig8 Product Tankers Inc included in Exhibit 99.3 of Scorpio Tankers Inc.’s Current Report on Form 6-K dated May 23, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The international oil tanker shipping industry information, also incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016, attributed to Drewry Shipping Consultants Ltd., or Drewry, has been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement on Form F-3 (Registration No. 333-210284) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated By Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on May 23, 2017, containing the Merger Agreement, Voting Agreement and other information relating to the Proposed Merger and the NPTI Vessel Acquisition.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on April 28, 2017, containing a press release announcing our financial results for the first quarter of 2017.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on April 24, 2017, announcing the details of our 2017 Annual Meeting of Shareholders.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on March 31, 2017, containing information about the closing of our issuance of 8.25% senior unsecured notes due 2019.

•	Our Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on March 29, 2017, announcing the details of the Tender Offer.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: (212) 542-1616

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

SCORPIO TANKERS INC.

Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “STNG,” our 7.50% Unsecured Senior Notes due 2017 are listed on the NYSE under the symbol “SBNB” and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol “SBNA.”

Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the section entitled “Risk Factors” of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, when used in this prospectus, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.

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PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors.”

Our Company

Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol “STNG.” We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 78 wholly owned product tankers (consisting of 18 LR2 tankers, 14 Handymax tankers and 46 MR tankers) with an average age of approximately 1.5 years, and 11 time or bareboat chartered-in product tankers that we operate (consisting of three Handymax tankers, four MR tankers, one LR1 tanker and three LR2 tankers), which we refer to collectively as our Operating Fleet. In addition, we currently have contracts for the construction of 12 newbuilding product tankers (consisting of eight MR tankers and four LR2 tankers), which we refer to as our Newbuilding Program. Of the vessels in our Newbuilding Program, the four LR2 tankers are expected to be delivered to us in throughout 2016 (one per quarter) and the eight MR tankers are expected to be delivered to us throughout 2017. We have also reached an agreement to sell four of our 2014-built MRs to an unrelated third party. These sales are expected to close in the first and second quarters of 2016.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that address is 212-542-1616. We own each of the vessels in our owned fleet, and expect to own each additional vessel that we acquire into our owned fleet in the future, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The vessels in our time chartered-in fleet are chartered-in to our wholly-owned subsidiary, STI Chartering and Trading Ltd.

RECENT AND OTHER DEVELOPMENTS

Agreement to Sell Five MR Product Tankers

In February 2016, we reached an agreement with an unrelated third party to sell five 2014-built MR product tankers (STI Powai, STI Lexington, STI Chelsea, STI Olivia and STI Mythos) for approximately $33.3 million each. The sale of STI Lexington closed in March 2016 and the sales of the remaining four vessels are expected to close by June 2016. As a result of the closing of the sale of STI Lexington, we repaid $18.4 million on our K-Sure Credit Facility and expect to write-off $0.7 million of deferred financing fees during the first quarter of 2016. We expect to record an aggregate write-down on the sales of all five vessels of approximately $3.2 million during the first quarter of 2016 in connection with these transactions.

Time Chartered-In Vessels

In March 2016, we entered into time charter-in agreements with an unrelated third party on three ice class 1A Handymax product tankers. Each agreement is for three years at $15,600 per day and we have two consecutive one year options to extend the agreements at $16,500 per day and $17,500 per day, respectively. These time charters are expected to commence before the end of March 2016. In addition, we have the option to time charter-in up to four additional ice class 1A Handymax product tankers under the same terms.

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In February 2016, we exercised an option to extend the charter on an LR1 product tanker that we currently time charter-in. The term of the original charter was for one year at $16,250 per day. The extended term is for an additional year at a rate of $17,250 per day, commencing in March 2016.

Dividend Declaration

On February 25, 2016, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on March 30, 2016 to all shareholders of record as of March 10, 2016.

Credit Facilities

In March 2016, we drew down $26.0 million from our ING Credit Facility to partially finance the delivery of STI Grace, which is scheduled to occur on March 18, 2016.

In March 2016, we amended and restated our $87.0 million credit facility with ING Bank N.V. to increase the borrowing capacity to $132.5 million. The remaining terms and conditions of the facility remained unchanged and the proceeds from the increased borrowing capacity are expected to be used to partially finance the purchase of STI Lombard (currently bareboat chartered-in) and to refinance the existing indebtedness on an MR product tanker (2015-built).

We refinanced the outstanding indebtedness related to STI Battery by repaying $18.2 million on our 2013 Credit Facility in January 2016 and drawing down $17.25 million from our BNP Paribas Credit Facility in February 2016.

Convertible Senior Notes due 2019

Effective as of March 10, 2016, we adjusted the conversion rate of our Convertible Senior Notes due 2019, or the Notes, to reflect the payment of a cash dividend of $0.125 on our common shares. The new conversion rate for the Notes is 90.5311 common shares per $1,000 principal amount of the Notes, representing an increase of the prior conversion rate of 1.8521 common shares for each $1,000 principal amount of the Notes.

$250 Million Securities Repurchase Program

In May 2015, our Board of Directors authorized a new Securities Repurchase Program to purchase up to an aggregate of $250 million of our common stock and bonds, which currently consist of our (i) Convertible Senior Notes Due 2019, which were issued in June 2014, (ii) Unsecured Senior Notes Due 2020 (NYSE: SBNA), which were issued in May 2014, and (iii) Unsecured Senior Notes Due 2017 (NYSE: SBNB), which were issued in October 2014. This program replaces our stock buyback program that was previously announced in July 2014 and was terminated in conjunction with this new repurchase program.

Since January 1, 2016 through March 17, 2016, we have acquired an aggregate of 2,299,606 of our common shares that are being held as treasury shares at an average price of $5.96 per share.

We have $164.5 million remaining under our Securities Repurchase Program as of March 17, 2016. We expect to repurchase any securities in the open market, at times and prices that are considered to be appropriate by us, but are not obligated under the terms of the program to repurchase any securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

∎	the strength of world economies and currencies;

∎	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

∎	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;

∎	availability of financing and refinancing;

∎	potential liability from pending or future litigation;

∎	general domestic and international political conditions;

∎	potential disruption of shipping routes due to accidents or political events;

∎	vessels breakdowns and instances of off-hires;

∎	competition within our industry;

∎	termination of our customer contracts;

∎	the supply of and demand for vessels comparable to ours;

∎	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

∎	delays and cost overruns in construction projects;

∎	our level of indebtedness;

∎	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

∎	our need for cash to meet our debt service obligations;

∎	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

∎	availability of skilled workers and the related labor costs;

∎	compliance with governmental, tax, environmental and safety regulation;

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∎	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

∎	general economic conditions and conditions in the oil and natural gas industry;

∎	effects of new products and new technology in our industry;

∎	the failure of counterparties to fully perform their contracts with us;

∎	our dependence on key personnel;

∎	adequacy of our insurance coverage;

∎	our ability to obtain indemnities from customers;

∎	changes in laws, treaties or regulations applicable to us;

∎	the volatility of the price of our common shares; and

∎	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled “Risk Factors.”

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.

	YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	3.20x	1.80x	1.90x	—	(2)	—	(2)

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges:

∎	“earnings” consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and

∎	“fixed charges” represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company’s estimate of the interest component of rent.

The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of $29.7 million and $83.3 million to achieve coverage of 1:1 in the years ended December 31, 2012 and 2011, respectively.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by selling shareholders.

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CAPITALIZATION

Each prospectus supplement will include information about our capitalization.

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PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

∎	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

∎	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

∎	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

∎

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

∎	enter into transactions involving short sales of our common shares by broker-dealers;

∎	sell common shares short and deliver the shares to close out short positions;

∎

enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

∎	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

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At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 400,000,000 common shares, par value $0.01 per share, of which 173,035,794 shares are currently issued and outstanding (which excludes 49,323,438 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “STNG.”

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DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

∎	the designation, aggregate principal amount and authorized denominations;

∎	the issue price, expressed as a percentage of the aggregate principal amount;

∎	the maturity date;

∎	the interest rate per annum, if any;

∎

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

∎	any optional or mandatory sinking fund provisions or exchangeability provisions;

∎	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

∎	whether the debt securities will be our senior or subordinated securities;

∎	whether the debt securities will be our secured or unsecured obligations;

∎	the applicability and terms of any guarantees;

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∎

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

∎	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

∎	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

∎	any events of default not set forth in this prospectus;

∎	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

∎

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

∎	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

∎

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

∎

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

∎	any restrictive covenants or other material terms relating to the debt securities;

∎	whether the debt securities will be issued in the form of global securities or certificates in registered form;

∎	any listing on any securities exchange or quotation system;

∎	additional provisions, if any, related to defeasance and discharge of the debt securities; and

∎	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

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Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

∎	our ability to incur either secured or unsecured debt, or both;

∎	our ability to make certain payments, dividends, redemptions or repurchases;

∎	our ability to create dividend and other payment restrictions affecting our subsidiaries;

∎	our ability to make investments;

∎	mergers and consolidations by us or our subsidiaries;

∎	sales of assets by us;

∎	our ability to enter into transactions with affiliates;

∎	our ability to incur liens; and

∎	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

∎	default in any payment of interest when due which continues for 30 days;

∎	default in any payment of principal or premium at maturity;

∎	default in the deposit of any sinking fund payment when due;

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∎	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

∎

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

∎	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

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Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

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TAX CONSIDERATIONS

United States Federal Income Tax Considerations

Our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

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EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

$(1)

Commission Registration Fee	$		*

Printing and Engraving Expenses	$		*

Legal Fees and Expenses	$		*

Accountants’ Fees and Expenses	$		*

NYSE Supplemental Listing Fee	$		*

FINRA Fee		$225,500

Blue Sky Fees and Expenses	$		*

Transfer Agent’s Fees and Expenses	$		*

Miscellaneous Costs	$		*

Total	$		*

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

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EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled “The International Oil Tanker Shipping Industry,” have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

∎

Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 18, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

∎

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

MONACO	NEW YORK
9, Boulevard Charles III	150 East 58th Street
Monaco 98000	New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

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Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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50,000,000 Common Shares

Scorpio Tankers Inc.

PROSPECTUS SUPPLEMENT

May 24, 2017

MORGAN STANLEY

Co-Managers

Clarksons Platou Securities	Evercore ISI	Pareto Securities	Seaport Global Securities	ABN AMRO